As filed with the Securities and Exchange Commission on June 21, 2010

Investment Company Act file no. 811-4915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________

FORM N-2

________

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 59	[X]
________

DNP Select Income Fund Inc.
(Exact name of registrant as specified in charter)

________

200 S. Wacker Drive, Suite 500
Chicago, Illinois 60606
(Address of principal executive offices)

Registrant’s telephone number: 312/368-5510

Nathan I. Partain DNP Select Income Fund Inc 200 S. Wacker Drive, Suite 500 Chicago, Illinois 60606	Lawrence R. Hamilton, Esq. Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606

(Names and addresses of agents for service)

It is proposed that this filing will become effective:
[X] immediately upon filing.

[  ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

PART A: INFORMATION REQUIRED IN A PROSPECTUS

Item 1.  Outside Front Cover

              Not applicable.

Item 2.  Cover Pages; Other Offering Information

  Not applicable.

Item 3.  Fee Table and Synopsis

           1.

Shareholder Transaction Expenses

Sales Load (as a percentage of offering price)	N/A

Dividend Reinvestment and Cash Purchase Plan Fees	(1)

Annual Expenses (as a percentage of net assets attributable to common shares)

Management Fees	0.93%

Interest Payments on Borrowed Funds (2)	0.59%

Other Expenses	0.72%

Total Annual Expenses	2.24%

Distributions on Auction Preferred Stock	0.19%

Total Annual Expenses and Distributions on Auction Preferred Stock	2.43%

Example (3)	1 year	3 years	5 years	10 years

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$25	$76	$130	$277

(1)
Shareholders that reinvest dividends and/or capital gains distributions will be charged only brokerage fees in the event that shares are purchased in the open market. Investors investing cash in addition to any cash dividends reinvested will be charged brokerage commissions plus a service fee of $2.50 per transaction. See Item 10.1(e).

(2)	Consists of interest payments on remarketed preferred stock (0.13%) (see Item 10.1(b)) and interest payments on committed credit facility (0.43%) (see Item 10.3).

(3)	This Example should not be considered a representation of future expenses, and actual expenses may be greater or lesser than those shown.

The purpose of the foregoing table is to assist an investor in understanding the costs and expenses that an investor will bear directly or indirectly, and the information contained therein is not necessarily indicative of future performance. “Other Expenses” are based on estimated amounts for the current fiscal year. “Interest Payments on Remarketed Preferred Stock” are included in the total annual expenses of the Fund. “Distributions on Auction Preferred Stock” are not included in the total annual expenses of the Fund but are shown separately as a percentage of net assets attributable to common shares and are included in the calculation of the expenses an investor would bear over the time periods shown in the example above. For a more detailed description of management fees paid by the Fund, see Item 9.1(b) and (d).

Item 4.  Financial Highlights

      Not applicable.

Item 5.  Plan of Distribution

      Not applicable.

Item 6.  Selling Shareholders

      Not applicable.

Item 7.  Use of Proceeds

     Not applicable.

Item 8.  General Description of the Registrant

       1.         General

       (a)        The Registrant, DNP Select Income Fund Inc. (the “Fund”), is a corporation organized under the laws of the State of Maryland on November 26, 1986.

       (b)       The Fund is a diversified closed-end investment company.

        2.        Investment Objectives and Policies

Investment objectives

The Fund’s primary investment objectives are current income and long-term growth of income. Capital appreciation is a secondary objective.

Principal investment strategies

The Fund seeks to achieve its investment objectives by investing primarily in a diversified portfolio of equity and fixed income securities of companies in the public utilities industry. Under normal conditions, more than 65% of the Fund’s total assets will be invested in securities of public utility companies engaged in the production, transmission or distribution of electric energy, gas or telephone services. The Fund’s investment objectives stated in the preceding paragraph and its policy of concentrating its investments in the utilities industry are fundamental policies and may not be changed without the approval of the holders of a “majority” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the outstanding shares of the common stock and the preferred stock voting together as one class, which means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

Fundamental investment restrictions

The following are fundamental investment restrictions of the Fund that may be changed only with approval of the holders of a “majority” (as defined in the 1940 Act) of the outstanding shares of the common stock and the preferred stock voting together as one class:

1.           Under normal conditions, more than 65% of the Fund's total assets will be invested in securities of public utility companies engaged in the production, transmission or distribution of electric energy, gas or telephone services.

2.           The Fund may not invest more than 25% of its total assets (valued at the time of investment) in securities of companies engaged principally in any one industry other than the utilities industry, which includes companies engaged in the production, transmission or distribution of electric energy or gas or in telephone services, except that this restriction does not apply to securities issued or guaranteed by the United States Government or its agencies or instrumentalities.

3. The Fund may not:

(a)           invest more than 5% of its total assets (valued at the time of the investment) in the securities of any one issuer, except that this restriction does not apply to United States Government securities; or

(b) acquire more than 10% of the outstanding voting securities of any one issuer (at the time of acquisition);
except that up to 25% of the Fund’s total assets (at the time of investment) may be invested without regard to the limitations set forth in this restriction.

4.           The Fund may not borrow money, except as permitted by the Investment Company Act of 1940 and the rules promulgated thereunder, as in effect from time to time, or interpretations or modifications thereof by the Securities and Exchange Commission (“SEC”), the staff of the SEC and other authority with appropriate jurisdiction.

5.           The Fund may not pledge, mortgage or hypothecate its assets, except to secure indebtedness permitted by restriction 4 above. (The deposit in escrow of securities in connection with the writing of put and call options, collateralized loans of securities and collateral arrangements with respect to margin requirements for futures transactions and with respect to segregation of securities in connection with forward contracts are not deemed to be pledges or hypothecations for this purpose.)

6.           The Fund may make loans of securities to other persons to the extent of not more than 33 1/3% of its total assets (valued at the time of the making of loans), and may invest without limitation in short-term obligations and publicly distributed obligations.

7.           The Fund may not underwrite the distribution of securities of other issuers, although it may acquire securities that, in the event of a resale, might be required to be registered under the Securities Act of 1933, as amended, because the Fund could be regarded as an underwriter as defined in that act with respect to the resale.

8.           The Fund may not purchase or sell real estate or any interest therein, except that the Fund may invest in securities secured by real estate or interests therein, such as mortgage pass-throughs, pay-throughs, collateralized mortgage obligations, and securities issued by companies (including partnerships and real estate investment trusts) that invest in real estate or interests therein.

9.           The Fund may acquire securities of other investment companies to the extent (at the acquisition) of (i) not more than 3% of the outstanding voting stock of any one investment company, (ii) not more than 5% of the assets of the Fund in any one investment company and (iii) not more than 10% of the assets of the Fund in all investment companies (exclusive in each case of securities received as a dividend or as a result of a merger, consolidation or other plan of reorganization).

10. The Fund may not invest for the purpose of exercising control over or management of any company.

11.           The Fund may not purchase securities on margin, or make short sales of securities, except the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities, but it may make margin deposits in connection with transactions in options, futures and options on futures.

12.           The Fund may not purchase or sell commodities or commodity contracts, except that it may enter into (i) stock index futures transactions, interest rate futures transactions and options on such future transactions and (ii) forward contracts on foreign currencies to the extent permitted by applicable law.

13. The Fund may not issue any security senior to its common stock, except that the Fund may borrow money subject to investment restriction 4 and except as permitted by the Fund’s charter.

For purposes of the thirteenth investment restriction, no amendment to the Fund’s charter that would alter or amend the Fund’s authority to issue senior securities will be effective unless such amendment is approved by the holders of a “majority” (as defined in the 1940 Act) of the outstanding shares of the Fund’s common stock and preferred stock voting together as a single class.

If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

Other Significant Investment Policies

Fixed Income Securities. The Fund purchases a fixed income security only if, at the time of purchase, it is (i) rated investment grade by at least two of the following three nationally recognized statistical rating organizations: Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s LLC (“S&P”), and Fitch, Inc. (“Fitch”) or (ii) determined by the Fund’s investment adviser (the “Adviser”) to be of investment grade and not rated below investment grade by any of the aforementioned rating services. A fixed income security rated investment grade has a rating of BBB- or better by Fitch, Baa3 or better by Moody’s, or BBB- or better by S&P. In making its determination that a fixed income security is investment grade, the Adviser will use the standards used by a nationally recognized statistical rating organization.

Leverage. The Fund is authorized to borrow money to the full extent permitted by the 1940 Act and related SEC rules, interpretations and modifications. However: (i) for so long as the Fund’s preferred stock is rated by Moody’s, the Fund may not issue senior securities representing indebtedness, as defined in the 1940 Act, unless advised by Moody’s that such borrowings would not adversely affect Moody’s then-current rating of the preferred stock; and (ii) for so long as the Fund’s preferred stock is rated by S&P, the Fund will limit the aggregate amount of its borrowings to 10% of the value of its total assets and will not incur any borrowings, unless advised by S&P that such borrowings would not adversely affect S&P’s then-current rating of the preferred stock. See Item 10.3.

Reverse Repurchase Agreements. The Fund is permitted to enter into reverse repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and (ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Fund’s investment adviser, subject to the supervision of the Fund’s board of directors (“Qualified Institutions”). The Fund’s investment adviser shall monitor the continued creditworthiness of Qualified Institutions, subject to the supervision of the Fund’s board of directors. At the time the Fund enters into a reverse repurchase agreement, an approved custodian shall segregate liquid, high grade debt securities having a value not less than the repurchase price (including accrued interest). Reverse repurchase agreements shall be treated as borrowings for the purpose of the Fund’s limitation on borrowing.

Lending of Portfolio Securities. In order to generate additional income, the Fund may from time to time lend securities from its portfolio, with a value not in excess of 33 1/3% of its total assets, to brokers, dealers and financial institutions such as banks and trust companies for which it will receive collateral in cash, United States Government securities or an irrevocable letter of credit that will be maintained in an amount equal to at least 100% of the current market value of the loaned securities. See Item 10.3.

Rating Agency Guidelines. The Fund’s preferred stock is currently rated by Moody’s and S&P, nationally recognized statistical rating organizations, which issue ratings for various securities reflecting the perceived creditworthiness of those securities. The Fund intends that, so long as shares of its preferred stock are outstanding, the composition of its portfolio will reflect guidelines established by the foregoing rating organizations in connection with the Fund’s receipt of the highest rating for its preferred stock from at least two of such rating organizations.

Options and Futures Transactions. The Fund may seek to increase its current return by writing covered options. In addition, through the writing and purchase of options and the purchase and sale of futures contracts and related options, the Fund may at times seek to hedge against a decline in the value of securities owned by it or an increase in the price of securities which it plans to purchase. However, for so long as shares of the Fund’s preferred stock are rated either by Moody’s or S&P, the Fund will not purchase or sell futures contracts or related options or engage in other hedging transactions unless Moody’s or S&P, as the case may be, advises the Fund that such action or actions will not adversely affect its then-current rating of the Fund’s preferred stock.

Swap and Swaption Transactions. The Fund may utilize interest rate and credit swaps and swaptions, subject to the following restrictions: (i) swaps and swaptions must be U.S. dollar denominated and used for hedging purposes only; (ii) no more than 5% of the Fund’s total assets, at the time of purchase, may be invested in time premiums paid for swaptions; (iii) the terms of all swaps and swaptions must conform to the standards of the ISDA Master Agreement published by the International Swaps and Derivatives Association, Inc.; and (iv) the counterparty must be a bank or broker-dealer firm regulated under the laws of the United States that is (A) on a list approved by the board of directors, (B) with capital of at least $100 million and (C) rated investment grade by both S&P and Moody’s.

Credit Derivatives. The market value of the Fund’s investments in credit derivatives and/or premiums paid therefor as a buyer of credit protection will not exceed 10% of the Fund’s total assets and the notional value of the credit exposure to which the Fund is subject when it sells credit derivatives sold by the Fund will not exceed 33 1/3% of the Fund’s total assets.

Foreign Securities.  The Fund may not invest in securities issued by public utilities located outside the United States, if, as a result of such investment, 20% or more of the Fund’s total assets would be invested in such securities.

Temporary Investments. For temporary defensive purposes, the Fund may be invested primarily in money market securities. These securities include securities issued or guaranteed by the United States Government and its agencies and instrumentalities, commercial paper and certificates of deposit. To the extent that the Fund engages in such defensive investments, it may not achieve its investment objectives.

Nonfundamental Restrictions. The Fund may not (i) invest in securities subject to legal or contractual restrictions on resale, if, as a result of such investment, more than 10% of the Fund’s total assets would be invested in such securities, or (ii) acquire 5% or more of the outstanding voting securities of a public utility company.

Each of the policies and restrictions described above may be changed by the board of directors without the approval of the Fund’s shareholders. If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

3.           Risk Factors

Leverage Risk. The Fund’s leveraged capital structure creates special risks not associated with unleveraged funds having similar investment objectives and policies. These include the possibility of higher volatility of the Fund’s net asset value and the asset coverage of the Fund’s preferred stock and indebtedness. This means that if there is a net decrease in the value of the Fund’s investment portfolio, the use of leverage will likely cause a greater decrease in the net asset value per common share and the market value per common share than if the Fund were not leveraged.

As of December 31, 2009, the Fund had $600,000,000 in principal amount of outstanding indebtedness and had outstanding two series of remarketed preferred stock with an aggregate liquidation preference of $200,000,000 and two series of auction preferred stock with an aggregate liquidation preference of $200,000,000. The dividend rate on each series of remarketed preferred stock is reset every 49 days through a remarketing procedure and the dividend rate on each series of auction preferred stock is reset every seven days through an auction process. As of June 15, 2010, the dividend rate on the two series of remarketed preferred stock then outstanding averaged 0.53%, the dividend rate on the two series of auction preferred stock then outstanding averaged 1.58% and the interest rate on the Fund’s then outstanding indebtedness of $600,000,000 in principal amount was 1.64%. The Fund must experience an annual return of 0.55% on its portfolio in order to cover annual interest and dividend payments on the Fund’s outstanding indebtedness and preferred stock.

Fluctuations in dividend rates on the preferred stock and interest rates on the Fund’s indebtedness will affect the dividend to holders of common stock. Holders of the common stock receive all net income from the Fund remaining after payment of dividends on the preferred stock and interest on the Fund’s indebtedness and generally are entitled to a pro rata share of net realized capital gains, if any.

In the event the Fund were ever to be liquidated, the holders of the Fund’s indebtedness would be entitled to receive repayment of outstanding principal plus accumulated and unpaid interest thereon before any distribution is made to the Fund’s stockholders, and the holders of shares of preferred stock would be entitled to liquidating distributions (equal to $100,000 per share of remarketed preferred stock and $25,000 per share of auction preferred stock plus any accumulated and unpaid dividends thereon) before any distribution is made to holders of common stock.

As of June 15, 2010, the total amount of leverage constituted approximately 38% of the Fund’s total assets. The use of leverage has provided holders of common stock with a higher dividend than such holders would have otherwise received. However, there can be no assurance that the Fund will be able to continue to realize such a higher net return on its investment portfolio. Changes in certain factors could cause the relationship between the dividends paid on the preferred stock and interest paid on the Fund’s indebtedness to increase relative to the dividend and interest rates on the portfolio securities in which the Fund may be invested. Under such conditions the benefit of leverage to holders of common stock will be reduced and the Fund’s leveraged capital structure could result in a lower rate of return to holders of common stock than if the Fund were not leveraged. The 1940 Act generally requires the Fund to maintain an asset coverage of 200% on its outstanding preferred stock and 300% on its outstanding indebtedness. Pursuant to an exemptive order issued by the Securities and Exchange Commission (“SEC”), the Fund is permitted, until October 31, 2010, to maintain an asset coverage of 200% on any indebtedness incurred after September 22, 2009 to redeem preferred stock. Because the Fund’s currently outstanding indebtedness was incurred prior to September 22, 2009, it does not qualify for that exemptive relief. If the Fund’s asset coverage declines below the required levels (as a result of market fluctuations or otherwise), the Fund may be required to sell a portion of its investments at a time when it may be disadvantageous to do so.

The following table illustrates the effects of leverage on a return to common stockholders. The figures appearing in the table are hypothetical and actual returns may be greater or less than those appearing in the table.

Assumed annual return on portfolio (net of expenses)	–10.00%	–5.00%	0.00%	5.00%	10.00%
Corresponding annual return to common stockholder	–17.11%	–8.94%	0.77%	7.40%	15.57%

Risks Associated with the Fund’s Use of Leverage.  The dividend rate for the Fund’s preferred stock is normally set through a periodic auction or remarketing process. However, an auction fails when there are insufficient clearing bids to purchase all of the shares that current holders wish to sell in an auction, and a remarketing fails when the remarketing agent is unable to set a dividend rate that will clear the market of all of the shares that current holders wish to sell in a remarketing. A failed auction or remarketing means that the current holders retain their shares until the next periodic auction or remarketing, and the dividend rate for the next dividend period is automatically set to the maximum dividend rate permitted by the Fund’s charter.

Early in 2008 disruptions in the short-term fixed income markets resulted in failures in the periodic auctions and remarketings of the preferred stock of all closed-end funds, including the preferred stock of the Fund. The lack of liquidity resulting from the persistence of such auction and remarketing failures has caused a significant hardship for many holders of the Fund’s preferred stock. Additionally, the Adviser and the board of directors have concluded that the preferred stock auction process may not provide liquidity for an extended period of time, if ever, with the result that the Fund may be required to pay the maximum dividend rates applicable to its preferred stock for an extended period of time. This will make the costs of financing the Fund’s leverage higher than they would have been if those costs had been determined through a successful auction or remarketing process, with the result that the income that holders of common stock receive will be been marginally lower than the income they would have received in the absence of the auction and remarketing failures.

At the February 2008 board of directors meeting, the Fund’s directors charged management with developing and evaluating potential solutions that would maintain the benefits from leverage and be in the best interests of all the Fund’s shareholders. After reviewing options for resolving preferred share illiquidity, in March 2009 the Fund’s management arranged a $1 billion credit facility (the “Credit Facility”) with a commercial bank (the “Bank”). Subsequently, the Fund utilized the Credit Facility to redeem $200 million of remarketed preferred stock and $300 million of auction preferred stock. Earlier in the year, the Fund had redeemed $100 million of remarketed preferred stock with cash on hand, and, following the establishment of the Credit Facility, replaced $100 million of that amount with debt during the second quarter of 2009. The Fund’s current leverage structure is the result of those actions.

The Fund’s management is continuing to pursue the goal of ultimately redeeming the preferred stock that remains outstanding in a manner consistent with the interests of all shareholders. The Fund is currently limited in its ability to use debt to refinance all of its outstanding preferred stock because of the asset coverage requirements of the 1940 Act. In September 2009, the Fund received an exemptive order from the SEC that permits the Fund, for a transitional period ending on October 31, 2010, to maintain 200% asset coverage with respect to any debt leverage incurred after September 22, 2009 used to refinance preferred stock, rather than the 300% that is normally required by the 1940 Act. The relief provided by the exemptive order does not apply to the $600 million of debt incurred by the Fund prior to September 22, 2009 to redeem preferred stock.

The Fund is also limited in its ability to redeem additional preferred stock by guidelines established by the rating agencies as a condition of maintaining the AAA rating of the preferred stock. When the Fund arranged for the $1 billion credit facility, one of the principal rating agencies granted approval for the Fund to utilize the full $1 billion to redeem its preferred stock, while the other rating agency granted approval for up to 60% of the Fund’s leverage to be in the form of debt. We have approached that rating agency requesting flexibility to redeem additional preferred stock beyond the 60% but cannot be certain whether or when such approval will be granted. Accordingly, the exact timing of any share redemptions is uncertain, and it is unlikely that all of the Fund’s outstanding preferred stock will be retired in the near future.

The use of debt leverage entails certain risks. In obtaining debt financing to replace its preferred stock leverage, the Fund may incur additional expenses which may decrease its earnings or it may become subject to covenants and other contractual provisions that restrict its operations. In addition, the rights of lenders in those borrowing transactions are senior to the rights of holders of the Fund’s stock. Moreover, the Fund’s preferred stock represents a permanent form of leverage, whereas the Fund’s $1 billion Credit Facility can be terminated by the bank upon 180 days’ notice. There can be no assurance that the Fund would be able to replace the Credit Facility with another form of leverage if the bank were to give a 180-day notice of termination. Furthermore, future changes in the credit markets could cause the interest rate payable on the Credit Facility to increase relative to the dividend and interest rates the Fund earns on its portfolio securities, which could reduce or even eliminate the benefits of leverage to the Fund. Finally, the Fund is required to maintain an asset coverage of 300% on any outstanding indebtedness, instead of the asset coverage of 200% that it is required to maintain on its preferred stock. As noted above, the exemptive order permitting the Fund to maintain an asset coverage of 200% on indebtedness incurred to refinance preferred stock does not apply to the $600 million of debt incurred by the Fund prior to September 22, 2009, and to the extent the Fund incurs new indebtedness that would qualify for the exemptive relief, such relief is scheduled to expire on October 31, 2010. If the Fund were unable to renew or replace a maturing Credit Facility or were unable to maintain the required asset coverage on its outstanding indebtedness, it could be required to deleverage and sell a portion of its investments at a time when it might be disadvantageous to do so.

Reverse Repurchase Agreement Risk. Reverse repurchase agreements involve the risk that the market value of the securities retained in lieu of sale by the Fund may decline below the price of the securities the Fund has sold but is obligated to repurchase. In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or becomes insolvent, such buyer or its trustee or receiver may receive an extension of time to determine whether to enforce the Fund’s obligation to repurchase the securities and the Fund’s use of the proceeds of the reverse repurchase agreement may effectively be restricted pending such decision. Reverse repurchase agreements are a form of leverage and are subject to the risks described above under “Leverage Risk.”

Investment and Market Risk. An investment in the Fund is subject to investment risk, including the possible loss of the entire amount invested. An investment in the Fund represents an indirect investment in the securities owned by the Fund, which are generally traded on a securities exchange or in the over-the-counter markets. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably.

Income Risk. The income that holders of preferred stock and common stock receive from the Fund is based primarily on the dividends and interest the Fund earns from its investments, which can vary widely over the short and long term. If prevailing market interest rates drop, distribution rates of the Fund’s preferred stock holdings and any bond holdings and preferred and common shareholders’ income from the Fund could drop as well. The Fund’s income also would likely be affected adversely when prevailing short-term interest rates increase and the Fund is utilizing leverage.

Management Risk. The Fund is subject to management risk because it is an actively managed portfolio. The Fund’s investment adviser, Duff & Phelps Investment Management Co. (the “Adviser”), and the individual portfolio managers apply investment techniques and risk analyses in making investment decisions for the Fund, but there can be no guarantee that these will produce the desired results.

Utilities Industry Risk. The Fund invests a significant portion of its assets in securities of issuers in the public utilities industry. This may make the Fund more susceptible to adverse economic, political or regulatory occurrences affecting this industry. As concentration in an industry increases, so does the potential for fluctuation in the net asset value of the Fund’s assets.

Certain segments of the public utilities industry and individual companies within such segments may not perform as well as the industry as a whole. The public utilities industry historically has been subject to risks of increases in fuel, purchased power and other operating costs, high interest costs on borrowings needed for capital improvement programs and costs associated with compliance with and changes in environmental and other governmental regulations. Telecommunications companies in particular have been subject to risks associated with increasing levels of competition, technology substitution (i.e. wireless, broadband and voice over Internet protocol, or VoIP), industry overcapacity, consolidation and regulatory uncertainty.

Investments in Securities of Foreign Issuers. Although the Fund is prohibited from investing 20% or more of its assets in securities of foreign issuers, the Fund may be exposed to certain risks as a result of foreign investments. When the Fund invests in securities of foreign issuers, it is subject to risks not typically associated with investing in securities of U.S. companies. These risks can include currency devaluations and other fluctuations in foreign currencies, foreign currency exchange controls, greater price volatility, substantially less liquidity and significantly smaller market capitalization of securities markets, more substantial government involvement in the economy, higher rates of inflation, differences in securities regulation and trading, political uncertainty and other risks.

In addition, accounting, auditing and financial reporting standards in foreign countries are different from U.S. standards. As a result, certain material disclosures may not be made and less information may be available to the Fund and other investors than would be the case if the Fund’s investments were restricted to securities of U.S. issuers. Moreover, it may be more difficult to obtain a judgment in a court outside the United States. Interest and dividends paid on securities held by the Fund and gains from the disposition of such securities may be subject to withholding taxes imposed by foreign countries.

Common Stock Risk. The Fund has substantial exposure to common stocks. Although common stocks have historically generated higher average returns than fixed-income securities over the long-term, common stocks also have experienced significantly more volatility in returns. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock held by the Fund. Also, the price of common stocks are sensitive to general movements in the stock market and a drop in the stock market may depress the price of common stocks to which the Fund has exposure. Common stock prices fluctuate for many reasons, including changes in investors’ perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuer occur. In addition, common stock prices may be sensitive to rising interest rates, as the costs of capital rise and borrowing costs increase.

Small and Mid Cap Stock Risk. The Fund may invest in companies of any market capitalization. The Fund’s investments in small and medium-sized companies may be subject to more abrupt or erratic movements in price than its investments in larger, more established companies because the securities of such companies are less well-known, held primarily by insiders or institutional investors or may trade less frequently and in lower volume. Furthermore, small and medium-sized companies are more likely to experience greater or more unexpected changes in their earnings and growth prospects. Such companies often have limited financial resources or may depend on a few key employees, and the products or technologies of such companies may be at a relatively early stage of development or not fully tested.

Preferred Stock Risk. The Fund may invest in, and thus may have exposure to, preferred stocks. Preferred stocks involve credit risk, which is the risk that a preferred stock will decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to credit risk, investment in preferred stocks involves certain other risks. Certain preferred stocks contain provisions that allow an issuer under certain conditions to skip distributions (in the case of “non-cumulative” preferred stocks) or defer distributions (in the case of “cumulative” preferred stocks). If the Fund owns a preferred stock that is deferring its distributions, the Fund may be required to report income for tax purposes while it is not receiving income on this position. Preferred stocks often contain provisions that allow for redemption in the event of certain tax or legal changes or at the issuers’ call. In the event of redemption, the Fund may not be able to reinvest the proceeds at comparable rates of return. Preferred stocks typically do not provide any voting rights, except in cases when dividends are in arrears beyond a certain time period, which varies by issue. Preferred stocks are subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore are subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Issuer Risk. The value of common and preferred stocks may decline for a number of reasons which directly relate to the issuer, such as management performance, leverage and reduced demand for the issuer’s goods and services.

Debt Securities Risk. In addition to credit risk, investment in debt securities carries certain risks, including:

Redemption Risk -- Debt securities sometimes contain provisions that allow for redemption in the event of tax or security law changes in addition to call features at the option of the issuer. In the event of a redemption, the Fund may not be able to reinvest the proceeds at comparable rates of return.

Limited Voting Rights -- Debt securities typically do not provide any voting rights, except in cases when interest payments have not been made and the issuer is in default.

Liquidity -- Certain debt securities may be substantially less liquid than many other securities, such as U.S. government securities or common stocks.

Credit Risk. Credit risk is the risk that an issuer of a preferred or debt security will become unable to meet its obligation to make dividend, interest and principal payments. In general, lower rated preferred or debt securities carry a greater degree of credit risk. If rating agencies lower their ratings of preferred or debt securities in the Fund’s portfolio, the value of those obligations could decline, which could jeopardize the rating agencies’ ratings of the preferred stock issued by the Fund. In addition, the underlying revenue source for a preferred or debt security may be insufficient to pay dividends, interest or principal in a timely manner. Because a primary source of income for the Fund is the dividend, interest and principal payments on the preferred or debt securities in which it invests, any default by an issuer of a preferred or debt security could have a negative impact on the Fund’s ability to pay dividends to its investors. Even if the issuer does not actually default, adverse changes in the issuer’s financial condition may negatively affect its credit rating or presumed creditworthiness. These developments would adversely affect the market value of the issuer’s obligations or the value of credit derivatives if the Fund has sold credit protection.

Hedging Strategy Risk. Certain of the investment techniques that the Fund may employ for hedging or, under certain circumstances, to increase income or total return, will expose the Fund to risks. Such investment techniques may include entering into interest rate and stock index futures contracts and options on interest rate and stock index futures contracts, purchasing and selling put and call options on securities and stock indices, purchasing and selling securities on a when-issued or delayed delivery basis and lending portfolio securities. The Fund intends to comply with regulations of the SEC involving “covering” or segregating assets in connection with the Fund’s use of options and futures contracts.

There are economic costs of hedging reflected in the pricing of futures, swaps, options and contracts related to options on positions in interest rate swaps which can be significant, particularly when long-term interest rates are substantially above short-term interest rates. There may be an imperfect correlation between changes in the value of the Fund’s portfolio holdings and hedging positions entered into by the Fund, which may prevent the Fund from achieving the intended hedge or expose the Fund to risk of loss. In addition, the Fund’s success in using hedge instruments is subject to the Adviser’s ability to predict correctly changes in the relationships of such hedge instruments to the Fund’s portfolio holdings, and there can be no assurance that the Adviser’s judgment in this respect will be accurate. Consequently, the use of hedging transactions might result in a poorer overall performance for the Fund, whether or not adjusted for risk, than if the Fund had not hedged its portfolio holdings.

Derivatives Risk. To the extent the Fund enters into derivatives transactions (such as futures contracts and options thereon, options and swaps), the Fund will be subject to increased risk of principal loss due to imperfect correlation or unexpected price or interest rate movements. The Fund also will be subject to credit risk with respect to the counterparties to the derivatives contracts purchased by the Fund. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in a bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances. As a general matter, dividends received on hedged stock positions are characterized as ordinary income and are not eligible for favorable tax treatment. In addition, use of derivatives may give rise to short-term capital gains and other income that would not qualify for payments by the Fund of qualified dividends.

Dividend Capture Risk. The Fund may seek to increase its dividend income using a strategy called “dividend capture.” In a dividend capture trade, the Fund purchases stock of a particular issuer on or prior to the ex-dividend date for that stock. Because the Fund is the holder of the stock on the ex-dividend date, it is entitled to receive the dividend on the stock. After the ex-dividend date, the Fund seeks an opportunity to sell the stock and reinvest the proceeds in the stock of a different issuer on or prior to that stock’s ex-dividend date. The use of dividend capture strategies exposes the Fund to increased trading costs and the potential for capital loss. Since 2004, the Fund has not made significant use of dividend captures but may decide to do so in the future.

Portfolio Turnover Risk. The techniques and strategies contemplated by the Fund might result in a high degree of portfolio turnover. The Fund cannot accurately predict its securities portfolio turnover rate, but anticipates that its annual portfolio turnover rate will not exceed 100% (excluding turnover of securities having a maturity of one year or less) under normal market conditions, although it could be materially higher under certain conditions. A high turnover rate (100% or more) necessarily involves greater expenses to the Fund and may result in realization of net short-term capital gains.

Inflation Risk. Inflation risk is the risk that the purchasing power of assets or income from investment will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Fund’s preferred stock and common stock, and distributions thereon, can decline. In addition, during any periods of rising inflation, dividend rates of preferred stock issued by the Fund would likely increase, which would tend to further reduce returns to the Fund’s common shareholders.

Tax Risk. The Fund’s investment program and the tax treatment of Fund distributions may be affected by Internal Revenue Service interpretations of the Internal Revenue Code of 1986, as amended (the “IRC”), and future changes in tax laws and regulations, including changes as a result of the “sunset” provisions that currently apply to the favorable tax treatment of certain qualified dividends. There can be no assurance that any portion of the Fund’s income distributions will not be fully taxable as ordinary income. Additionally, in order for the Fund to avoid corporate-level income tax, the Fund must qualify each year as a regulated investment company under the IRC and distribute all of its net income. See Items 10.4 and 23.

Market Disruption Risk. The war with Iraq and the continuing presence in that country of coalition forces have had a substantial impact on the U.S. and world economies and securities markets. The duration and nature of the war and occupation and the potential costs of rebuilding the Iraqi infrastructure and political systems cannot be predicted with any certainty. The war and occupation, terrorism and related geopolitical risks have led, and may in the future lead, to increased short-term market volatility and may have adverse long-term effects on U.S. and world economies and markets generally. Those events could also have an acute effect on individual issuers or related groups of issuers. These risks could also adversely affect securities markets, interest rates, auctions, secondary trading, ratings, credit risk, inflation, deflation and other factors relating to the Fund’s stock.

Anti-Takeover Provisions. Certain provisions of the Fund’s charter and bylaws may be regarded as “anti-takeover” provisions because they could have the effect of limiting the ability of other entities or persons to acquire control of the Fund. See Item 10.1(f).

4.          Other Policies

None.

5.          Share Price Data

The Fund’s common stock has been listed on the New York Stock Exchange since January 21, 1987 (trading symbol DNP). Since the commencement of trading, the Fund’s common stock has most frequently traded at a premium to net asset value, but has periodically traded at a slight discount. The following table shows the range of the market prices of the Fund’s common stock, net asset value of the Fund’s shares corresponding to such high and low prices and the premium to net asset value presented by such high and low prices:

Quarter Ended		Market Price		Net Asset Value at		Market Premium (Discount) to Net Asset Value at

		High	Low	Market High	Market Low	Market High	Market Low
2010	March 31	$9.50	$8.92	$7.13	$6.69	33.24%	33.33%
2009	December 31	9.20	7.99	7.35	6.50	25.17%	22.92%
	September 30	9.08	7.90	6.88	6.06	31.98%	30.36%
	June 30	8.14	6.65	6.24	5.76	30.45%	15.45%
	March 31	8.30	5.24	6.39	4.91	29.89%	6.72%
2008	December 31	9.79	5.35	7.60	6.45	28.82%	(17.05%)
	September 30	11.00	8.70	8.75	7.82	25.71%	11.25%
	June 30	11.28	10.39	9.48	9.16	18.99%	13.43%
	March 31	11.13	10.34	9.27	10.04	20.06%	2.99%

On June 15, 2010, the net asset value was $6.86, trading prices ranged between $9.15 and $9.20 (representing a premium to net asset value of 33.38% and 34.11%, respectively) and the closing price was $9.17 (representing a premium to net asset value of 33.67%).

6.       Business Development Companies

Not applicable.

Item 9.  Management

1.         General

(a)          Board of Directors

The business and affairs of the Fund are managed under the direction of the board of directors.

(b)           Investment Adviser

The Fund’s investment adviser is Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606. The Adviser (together with its predecessor) has been in the investment advisory business for more than 75 years and, as of December 31, 2009, had approximately $6.5 billion in client accounts under discretionary management. The Adviser acts as adviser to two other closed-end investment companies registered under the 1940 Act and as sub-adviser to six open-end investment companies registered under the 1940 Act. The Adviser is a wholly-owned indirect subsidiary of Virtus Investment Partners, Inc. (“Virtus”), a public company whose common stock is traded on the NASDAQ Global Market under the trading symbol “VRTS.” Virtus was a subsidiary of The Phoenix Companies, Inc. (“Phoenix”) until December 31, 2008, when it was spun-off by Phoenix to its shareholders. Virtus provides investment management products and services to individuals and institutions.

The Adviser is responsible for the management of the Fund’s investment portfolio, subject to the overall control of the board of directors of the Fund.

Under the terms of an amended and restated investment advisory agreement between the Fund and the Adviser (the “Advisory Agreement”), the Adviser receives from the Fund a quarterly fee at an annual rate of .60% of the average weekly managed asset value of the Fund up to $1.5 billion and .50% of average weekly managed assets in excess of $1.5 billion. The average weekly managed assets for each weekly period are determined by averaging the managed assets at the end of a week with the managed assets at the end of the prior week. For purposes of the foregoing calculation, “managed assets” are defined as the value of the total assets of the Fund minus the sum of all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage).  A discussion regarding the basis for the board of directors’ approving the Advisory Agreement is available in the Fund’s Semi-Annual Report to Shareholders for the six months ended December 31, 2009 as filed with the SEC on Form N-CSR on March 5, 2010 and the Fund’s proxy statement dated April 5, 2010 as filed with the SEC on Form DEF 14A (No. 811-4915).

Under the terms of a service agreement among the Adviser, Virtus Partners, Inc. (“VPI”) and the Fund (the “Service Agreement”), VPI makes available to the Adviser the services, on a part-time basis, of its employees and various facilities to enable the Adviser to perform certain of its obligations to the Fund. However, the obligation of performance under the Advisory Agreement is solely that of the Adviser, for which VPI assumes no responsibility, except as described in the preceding sentence. The Adviser reimburses VPI for any costs, direct or indirect, fairly attributable to the services performed and the facilities provided by VPI under the Service Agreement. The Fund does not pay any fees pursuant to the Service Agreement.

(c)          Portfolio Management

A team of investment professionals employed by the Adviser is responsible for the day-to-day management of the Fund’s portfolio. The members of that investment team and their respective areas of responsibility and expertise are as follows:

Nathan I. Partain, CFA, has led the Fund’s portfolio management team since 1998 and has served on the Fund’s portfolio management team since 1996. He has been President, Chief Executive Officer and Chief Investment Officer of the Fund since February 2001 (Executive Vice President and Chief Investment Officer from 1998 to 2001). Mr. Partain has been President and Chief Investment Officer of the Adviser since April 2005 (Executive Vice President from 1997 to 2005), President and Chief Executive Officer of DTF Tax-Free Income Inc. (“DTF”) and Duff & Phelps Utility and Corporate Bond Trust Inc. (“DUC”), two other closed-end utilities oriented funds, since February 2004. Mr. Partain has final investment authority with respect to the Fund’s entire investment portfolio. He joined the Duff & Phelps organization in 1987 and has served since then in positions of increasing responsibility. He is also a director of Otter Tail Corporation (since 1993).

T. Brooks Beittel, CFA, has served on the Fund’s portfolio management team and has been Secretary and a Senior Vice President of the Fund since January 1995 (Treasurer from January 1995 to September 2002). He has been Executive Vice President and Assistant Chief Investment Officer of the Adviser since March 2008 (Senior Vice President from 1993 to 2008 and Vice President from 1987 to 1993) and Secretary of DTF and DUC since May 2005. He is also a member of the portfolio management teams of DUC and the Virtus Global Infrastructure Fund. Mr. Beittel concentrates his research on fixed-income securities and has investment authority with respect to the Fund’s fixed-income portfolio. He joined the Duff & Phelps organization in 1987 and has served since then in positions of increasing responsibility.

Geoffrey P. Dybas, CFA, has served on the Fund’s portfolio management team since 1996 and has been a Senior Vice President of the Adviser since March 2004 (Vice President from 1998 to 2004). Mr. Dybas concentrates his research on REIT securities and has investment authority with respect to the Fund’s REIT portfolio. He is also the Global Team Head and senior portfolio manager for all REIT products managed by the Adviser. These products include the Virtus Real Estate Securities Fund, the Phoenix-Duff & Phelps Real Estate Securities Series sub-account of the Phoenix Edge Series annuity products, Virtus International Real Estate Securities Fund, Duff & Phelps Real Estate Securities Trust and various institutional separate accounts. He joined the Duff & Phelps organization in 1995 and has served since then in positions of increasing responsibility.

Deborah A. Jansen, CFA, has served on the Fund’s portfolio management team and has been a Senior Vice President of the Adviser since January 2001. Ms. Jansen concentrates her research on the global electric and natural gas industries and makes recommendations to Mr. Partain with regard to equity investments in those industries. Prior to joining the Adviser in 2001, Ms. Jansen was a Senior Vice President, Principal and Equity Portfolio Manager at Stein Roe and Farnham, Inc. from 1996 to 2000.

Connie M. Luecke, CFA, has served on the Fund’s portfolio management team since 1996 and has been a Senior Vice President of the Adviser since January 1998 (Managing Director from 1996 to 1998). She is also the co-portfolio manager of the Virtus Global Infrastructure Fund. Ms. Luecke concentrates her research on the global telecommunications industries and makes recommendations to Mr. Partain with regard to equity investments in those industries. She joined the Duff & Phelps organization in 1992 and has served since then in positions of increasing responsibility.

Daniel J. Petrisko, CFA, has served on the Fund’s portfolio management team since 2004 and has been a Senior Vice President of the Adviser since 1997 (Vice President from 1995 to 1997). He has been Chief Investment Officer of DUC, another closed-end utilities oriented fund, since February 2004 (Portfolio Manager from 2002 to 2004, Vice President since 2000). Mr. Petrisko assists Mr. Beittel with respect to the management of the Fund’s fixed-income portfolio. He joined the Duff & Phelps organization in 1995 and has served since then in positions of increasing responsibility.

Randle L. Smith, CFA, has served on the Fund’s portfolio management team since 1996 and has been a Senior Vice President of the Adviser since January 1998 (Managing Director from 1996 to 1998). He is also the co-portfolio manager of the Virtus Global Infrastructure Fund. Mr. Smith concentrates his research on the global electric and natural gas industries and makes recommendations to Mr. Partain with regard to equity investments in those industries. He joined the Duff & Phelps organization in 1990 and has served since then in positions of increasing responsibility.

Please refer to the Statement of Additional Information (Item 21) for additional information about the Fund’s portfolio managers, including the structure of and method of computing compensation, other accounts they manage and their ownership of securities of the Fund.

(d)          Administrator

The Fund’s administrator (the “Administrator”) is J.J.B. Hilliard, W.L. Lyons, LLC, 500 West Jefferson Street, Louisville, Kentucky 40202. The Administrator is a subsidiary of HL Financial Services, LLC, which is a subsidiary of Houchens Industries, Inc. Under the terms of an amended and restated administration agreement (the “Administration Agreement”), the Administrator provides all management and administrative services required in connection with the operation of the Fund not required to be provided by the Adviser pursuant to the Advisory Agreement, as well as the necessary office facilities, equipment and personnel to perform such services. For its services, the Administrator receives from the Fund a quarterly fee at annual rates of .25% of the Fund’s average weekly managed assets up to $100 million, .20% of the Fund’s average weekly managed assets from $100 million to $1.0 billion and .10% of average weekly managed assets over $1.0 billion. The average weekly managed assets for each weekly period are determined by averaging the managed assets at the end of a week with the managed assets at the end of the prior week.  For purposes of the foregoing calculation, “managed assets” are defined as the value of the total assets of the Fund minus the sum of all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage).

(e)          Custodian

The Fund’s custodian is The Bank of New York Mellon, 1 Wall Street – 25th Floor, New York, New York 10286. The transfer agent and dividend disbursing agent for the Fund’s common and preferred stock is BNY Mellon Shareowner Services, 480 Washington Blvd, Jersey City, New Jersey 07310. The Fund’s auction agent is The Bank of New York Mellon, 101 Barclay Street 7W, New York, New York 10286.

(f)          Expenses

The Fund is responsible for all expenses not paid by the Adviser or the Administrator, including brokerage fees.

(g)          Affiliated Brokerage

The Fund has paid, and in the future may pay, broker commissions to the Administrator. See Item 22.2.

2.         Non-resident Managers.

Not applicable.

3.         Control Persons.

The Fund does not consider that any person “controls” the Fund within the meaning of this item. For information concerning the Fund’s officers and directors, see Item 18.

Item 10.  Capital Stock, Long-Term Debt, and Other Securities

1.           Capital Stock.

(a)           Nature and Attributes of the Fund’s Capital Stock.

(i)           Common Stock. Holders of common stock, $.001 par value per share, of the Fund are entitled to dividends when and as declared by the board of directors, to one vote per share in the election of directors (with no right of cumulation), and to equal rights per share in the event of liquidation. They have no preemptive rights. There are no redemption, conversion or sinking fund provisions. The shares are not liable to further calls or to assessment by the Fund.

(ii)           Preferred Stock. Holders of remarketed preferred stock, $.001 par value per share, of the Fund are entitled to receive dividends before the holders of the common stock and are entitled to receive the liquidation value of their shares ($100,000 per share) before any distributions are made to the holders of the common stock, in the event the Fund is ever liquidated. Holders of auction preferred stock, $.001 par value per share, of the Fund are entitled to receive dividends before the holders of the common stock and are entitled to receive the liquidation value of their shares ($25,000 per share) before any distributions are made to the holders of the common stock, in the event the Fund is ever liquidated. Each share of remarketed preferred stock is entitled to one vote per share and each share of auction preferred stock is entitled to 1/4 vote per share. The holders of the preferred stock have the right to elect two directors of the Fund at all times and to elect a majority of the directors if at any time dividends on the preferred stock are unpaid for two years. In addition to any approval by the holders of the shares of the Fund that might otherwise be required, the approval of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, will be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of preferred stock and to approve, among other things, changes in the Fund’s sub-classification as a closed-end investment company, changes in its investment objectives or changes in its fundamental investment restrictions.

Subject to certain restrictions, the Fund may, and under certain circumstances is required to, redeem shares of its preferred stock at a price of $100,000 per share of remarketed preferred stock and a price of $25,000 per share of auction preferred stock, plus accumulated but unpaid dividends on each of the remarketed preferred stock and the auction preferred stock. The shares of preferred stock are not liable to further calls or to assessment by the Fund. There are no preemptive rights or sinking fund or conversion provisions. The Fund, may, however, upon the occurrence of certain events, authorize the exchange of its current remarketed preferred stock or auction preferred stock on a share-for-share basis for a separate series of authorized but unissued preferred stock having different dividend privileges.

(iii)           Managed Distribution Plan. On February 21, 2007, the Fund’s board of directors adopted a Managed Distribution Plan. The Managed Distribution Plan provides for the Fund to make a monthly distribution to holders of its common stock of 6.5 cents per share, subject to the board’s right to suspend, modify, or terminate the Managed Distribution Plan without notice at any time.

Under the Managed Distribution Plan, the Fund will distribute all available investment income to shareholders, consistent with the Fund’s primary investment objective. If and when sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return capital to its shareholders. Whenever any portion of any Fund distribution is derived from a source other than net investment income, Section 19(a) of the 1940 Act and Rule 19a-1 thereunder require the Fund to furnish shareholders with a written statement disclosing what portion of the payment per share is derived from net investment income, net short-term capital gains, net long-term capital gains and return of capital.

Section 19(b) of the 1940 Act and Rule 19b-1 thereunder generally make it unlawful for any registered investment company to make long-term capital gains distributions more than once each year. Rule 19b-1 limits the number of capital gains dividends, as defined in section 852(b)(3)(C) of the IRC (“distributions”), that a fund may make with respect to any one taxable year to one, plus a supplemental “clean up” distribution made pursuant to section 855 of the IRC not exceeding 10% of the total amount distributed for the year, plus one additional capital gain dividend made in whole or in part to avoid the excise tax under section 4982 of the IRC.

Funds that have adopted a Managed Distribution Plan often seek exemptive relief from the SEC, permitting them to distribute long-term capital gains more than once a year. On August 26, 2008, the SEC granted the Fund’s request for an order under Section 6(a) of the 1940 Act, exempting the Fund from Section 19(b) of the 1940 Act and Rule 19b-1 thereunder and permitting the Fund to make periodic distributions of long-term capital gains with respect to its outstanding common stock as frequently as twelve times each year, and as frequently as distributions are specified by or in accordance with the terms of any outstanding preferred stock that the Fund may issue. Even though the Fund has received this exemptive relief from the SEC, a return of capital could occur if the Fund were to distribute more than the aggregate of its income and net realized capital gains.

A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income”. Rather, a return of capital distribution represents a reduction of a shareholder’s principal investment in the Fund. To the extent that the Fund uses capital gains and/or returns of capital to supplement its investment income, shareholders should not draw any conclusions about the Fund’s investment performance from the amount of the Fund’s distributions or from the terms of the Managed Distribution Plan.

The characterization of the Fund’s distributions in statements furnished pursuant to Section 19(a) of the 1940 Act and Rule 19a-1 thereunder based on U.S. generally accepted accounting principles and may differ from the treatment of those distributions for tax purposes. The determination of the character of all Fund distributions for tax purposes (specifying which portion is ordinary income, qualifying dividend income, short-or long-term capital gains, or return of capital) is made each year-end and is reported to shareholders on Form 1099-DIV. Return of capital is not taxable to shareholders in the year it is paid. Rather, shareholders are required to reduce the cost basis of their shares by the amount of the return of capital so that, when the shares are ultimately sold, they will have properly accounted for the return of capital. Such an adjustment may cause a shareholder’s gain to be greater, or loss to be smaller, depending on the sales proceeds received.

The board of directors of the Fund may amend, suspend or terminate the Managed Distribution Plan without prior notice to shareholders if it deems such action to be in the best interests of the Fund and its shareholders. For example, the board of directors might take such action if the Managed Distribution Plan had the effect of shrinking the Fund’s assets to a level that was determined to be detrimental to Fund shareholders. The suspension or termination of the Managed Distribution Plan could have the effect of creating a trading discount (if the Fund’s stock is trading at or above net asset value) or widening an existing trading discount.

(b)           See Item 10.1(a)(ii) above for a description of relevant terms of the Fund’s preferred stock.

(c)           Not applicable.

(d)           Not applicable.

(e)           Dividend Reinvestment Plan. Under the Fund’s dividend reinvestment plan, shareholders may elect to have all dividends and capital gains distributions paid on their common stock automatically reinvested by BNY Mellon Shareowner Services, as agent for shareholders, in additional shares of common stock of the Fund. Registered shareholders may participate in the plan. The plan permits a nominee, other than a depository, to participate on behalf of those beneficial owners for whom it is holding shares who elect to participate. However, some nominees may not permit a beneficial owner to participate without transferring the shares into the owner’s name. Shareholders who do not elect to participate in the plan will receive all distributions in cash paid by check mailed directly to the shareholder (or, if the shareholder’s shares are held in street or other nominee name, then to such shareholder’s nominee) by BNY Mellon Shareowner Services as dividend disbursing agent. Registered shareholders may also elect to have cash dividends deposited directly into their bank accounts.

When a dividend or distribution is reinvested under the plan, the number of shares of common stock equivalent to the cash dividend or distribution is determined as follows:

(i)      If shares of the common stock are trading at net asset value or at a premium above net asset value at the valuation date, the Fund issues new shares of common stock at the greater of net asset value or 95% of the then current market price.

(ii)      If shares of the common stock are trading at a discount from net asset value at the valuation date, BNY Mellon Shareowner Services receives the dividend or distribution in cash and uses it to purchase shares of common stock in the open market, on the New York Stock Exchange or elsewhere, for the participants’ accounts. Shares are allocated to participants’ accounts at the average price per share, plus commissions, paid by BNY Mellon Shareowner Services for all shares purchased by it. If, before BNY Mellon Shareowner Services has completed its purchases, the market price exceeds the net asset value of a share, the average purchase price per share paid by BNY Mellon Shareowner Services may exceed the net asset value of the Fund’s shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund.

The valuation date is the business day immediately preceding the date of payment of the dividend or distribution. On that date, the Administrator compares that day’s net asset value per share and the closing price per share on the New York Stock Exchange and determines which of the two alternative procedures described above will be followed.

The reinvestment shares are credited to the participant’s plan account in the Fund’s stock records maintained by BNY Mellon Shareowner Services, including a fractional share to four decimal places. BNY Mellon Shareowner Services will send participants written confirmation of all transactions in the participant’s plan account, including information participants will need for tax records. Shares held in the participant’s plan account have full dividend and voting rights. Dividends and distributions paid on shares held in the participant’s plan account will also be reinvested.

The cost of administering the plan is borne by the Fund. There is no brokerage commission on shares issued directly by the Fund. However, participants do pay a pro rata share of brokerage commissions incurred on any open market purchases of shares by BNY Mellon Shareowner Services.

The automatic reinvestment of dividends and distributions does not relieve participants of any income taxes that may be payable (or required to be withheld) on dividends or distributions.

If the closing market price of shares of the Fund’s common stock should be equal to or greater than their net asset value on the valuation date, the participants in the plan would receive shares priced at the higher of net asset value or 95% of the market price. Consequently they would receive more shares at a lower per share price than if they had used the cash distribution to purchase Fund shares on the payment date in the market at the market price plus commission.

If the market price should be less than net asset value on the valuation date, the cash distribution for the plan participants would be used by BNY Mellon Shareowner Services to purchase the shares to be received by the participants, which would be at a discount from net asset value unless the market price should rise during the purchase period so that the average price and commission exceeded net asset value as of the payment date. Also, since the Fund does not redeem its shares, the price on resale may be less or more than the net asset value.

Plan participants may purchase additional shares of common stock through the plan by delivering to BNY Mellon Shareowner Services a check for at least $100, but not more than $5,000, in any month. BNY Mellon Shareowner Services will use such funds to purchase shares in the open market or in private transactions.

The purchase price of such shares may be more than or less than net asset value per share. The Fund will not issue new shares or supply treasury shares for such voluntary additional share investment. Purchases will be made commencing with the time of the first distribution payment following the second business day after receipt of the funds for additional purchases, and may be aggregated with purchases of shares for reinvestment of the distribution. Shares will be allocated to the accounts of participants purchasing additional shares at the average price per share, plus a service charge of $2.50 imposed by BNY Mellon Shareowner Services and a pro rata share of any brokerage commission (or equivalent purchase costs) paid by BNY Mellon Shareowner Services in connection with such purchases. Funds sent to the bank for voluntary additional share reinvestment may be recalled by the participant by written notice received by BNY Mellon Shareowner Services not later than two business days before the next dividend payment date. If for any reason a regular monthly dividend is not paid by the Fund, funds for voluntary additional share investment will be returned to the participant, unless the participant specifically directs that such funds continue to be held by BNY Mellon Shareowner Services for subsequent investment. Participants will not receive interest on voluntary additional funds held by BNY Mellon Shareowner Services pending investment.

A shareholder may leave the plan at any time by written notice to BNY Mellon Shareowner Services. To be effective for any given distribution, notice must be received by BNY Mellon Shareowner Services at least seven business days before the record date for that distribution. When a shareholder leaves the plan: (i) such shareholder may request that BNY Mellon Shareowner Services sell such shareholder’s shares held in such shareholder’s plan account and send such shareholder a check for the net proceeds (including payment of the value of a fractional share, valued at the closing price of the Fund’s common stock on the New York Stock Exchange on the date discontinuance is effective) after deducting BNY Mellon Shareowner Services’ $5.00 charge and any brokerage commission (or equivalent sale cost) or (ii) if no request is made, such shareholder will receive a certificate for the number of full shares held in such shareholder’s plan account, along with a check for any fractional share interest, valued at the closing price of the Fund’s common stock on the New York Stock Exchange on the date discontinuance is effective. If and when it is determined that the only balance remaining in a shareholder’s plan account is a fraction of a single share, such shareholder’s participation will be deemed to have terminated, and BNY Mellon Shareowner Services will send to such shareholder a check for the value of such fractional share, valued at the closing price of the Fund’s common stock on the New York Stock Exchange on the date discontinuance is effective.

The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

For more information regarding, and an authorization form for, the dividend reinvestment plan, please contact BNY Mellon Shareowner Services at 1-877-381-2537 or on the World Wide Web at http://stock.bankofny.com.

(f)           Anti-takeover provisions of charter and bylaws. The Fund’s charter includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of its board of directors and could have the effect of depriving common stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. The board of directors is divided into three classes, each having a term of three years. At each annual meeting of shareholders, the term of one class will expire. This provision could delay for up to two years the replacement of a majority of the board of directors. A director may be removed from office with or without cause only by vote of the holders of at least 75% of the shares of preferred stock or of common stock, as the case may be, entitled to be voted on the matter.

The Fund’s charter requires the favorable vote of the holders of at least 75% of the shares of preferred stock and common stock of the Fund entitled to be voted on the matter, voting together as a single class, to approve, adopt or authorize the following:

●	a merger or consolidation of the Fund with another corporation,

●	a sale of all or substantially all of the Fund’s assets (other than in the regular course of the Fund’s investment activities), or

●
a liquidation or dissolution of the Fund, unless such action has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws, in which case the affirmative vote of the holders of a majority of the outstanding shares of preferred stock and common stock entitled to be voted on the matter, voting together as a single class, is required.

In addition, the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, would be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of the preferred stock.

Finally, conversion of the Fund to an open-end investment company would require an amendment to the charter. Such an amendment would require the favorable vote of the holders of a at least 75% of the shares of preferred stock and common stock of the Fund entitled to be voted on the matter, voting together as a single class, unless such amendment has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws, in which case the affirmative vote of the holders of a majority of the outstanding shares of preferred stock and common stock entitled to be voted on the matter, voting together as a single class, would be required. Shareholders of an open-end investment company may require the company to redeem their shares of common stock at any time (except in certain circumstances as authorized by or under the 1940 Act) at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. In addition, conversion to an open-end investment company would require redemption of all outstanding shares of the preferred stock.

The board of directors has determined that the 75% voting requirements described above, which are greater than the minimum requirements under Maryland law or the 1940 Act, are in the best interests of the Fund. Reference should be made to the charter on file with the SEC for the full text of these provisions.

The Fund’s bylaws establish advance notice procedures for shareholder proposals to be brought before an annual meeting of shareholders, and for proposed nominations of candidates for election to the board of directors at an annual or special meeting of shareholders. Generally, such notices must be received by the Secretary of the Fund, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and, in the case of a special meeting, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs. Reference should be made to the bylaws on file with the SEC for the detailed requirements of these advance notice procedures.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity Securities. An interested stockholder is defined as:

●	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

●
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The provisions of the Maryland control share acquisition statute described below do not apply to a closed-end investment company, such as the Fund, unless it has affirmatively elected to be subject to the statute by a resolution of its board of directors. To date, the Fund has not made such an election but may make such an election under Maryland law at any time. Any such election, however, would be subject to the 1940 Act limitations discussed below.

The Maryland control share acquisition statute provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third,
●	one-third or more but less than a majority, or
●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

Section 18(i) of the 1940 Act provides that “every share of stock . . . issued by a registered management company . . . shall be a voting stock and have equal voting rights with every other outstanding voting stock “ Therefore, the Fund is prevented by the 1940 Act from issuing a class of shares with voting rights that vary within that class. There are currently different views on whether or not the Maryland control share acquisition statute conflicts with Section 18(i) of the 1940 Act. One view is that implementation of the Maryland statute would conflict with the 1940 Act because it would deprive certain shares of their voting rights. Another view is that implementation of the Maryland statute would not conflict with the 1940 Act because it would limit the voting rights of stockholders who choose to acquire shares of stock that put them within the specified percentages of ownership rather than limiting the voting rights of the shares themselves. Because of this uncertainty, the Fund will not elect to be subject to the Maryland control share acquisition statute in the absence of a judgment of a federal court of competent jurisdiction or the issuance of a rule or regulation of the SEC or a published interpretation by the SEC or its staff that the provisions of the Maryland statute are not inconsistent with the provisions of the 1940 Act, or a change to the provisions of the 1940 Act having the same effect.

Additionally, if the Fund elected to be subject to the Maryland Control Share Acquisition Act, it would not apply (a) to shares acquired in a merger, consolidation or share exchange if the Fund is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the Fund.

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (the “1934 Act”) and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter of bylaws, to any or all of five provisions:

●	a classified board;
●	a two-thirds vote requirement for removing a director;
●	a requirement that the number of directors be fixed only by vote of directors;
●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
●	a majority requirement for the calling of a special meeting of stockholders.

A corporation may also adopt a charter provision or resolution of the board of directors that prohibits the corporation from electing to be subject to any or all of the provisions of the subtitle. At this time, the Fund has elected to be subject to the provisions regarding filling of vacancies, but has not elected to be subject to any other of these provisions. However, because the Fund’s charter does not include a provision prohibiting it from electing to be subject to any of these provisions, the Fund’s board of directors may make such an election at any time. Through provisions in the Fund’s charter unrelated to Subtitle 8, the Fund already has a classified board and requires more than a two-thirds vote for the removal of directors.

2.          Long-Term Debt

 Not applicable.

3.          General

Borrowings.  The Fund has entered into a committed facility agreement with the Bank, establishing the Credit Facility, which allows the Fund to borrow cash from the Bank, up to a limit of $1 billion. The purpose of the Credit Facility is to enable the Fund to retire its outstanding preferred stock. Borrowings under the Credit Facility are collateralized by assets of the Fund. Interest is charged at quarterly LIBOR (London Inter-Bank Offered Rate) plus an additional percentage rate on the amount borrowed, and a rate on the undrawn balance. The Bank has the ability to require repayment of the Credit Facility upon six months notice or following an event of default. The Fund paid a one-time arrangement fee based on a percentage of the total borrowing limit. The Bank has the ability to borrow the securities used to collateralize the Credit Facility, subject to certain conditions (“Hypothecated Securities”). The Fund is entitled to receive a fee from the Bank in connection with the borrowing of Hypothecated Securities. The Fund can recall any Hypothecated Security at any time and if the Bank fails to return it (or an equivalent security) in a timely fashion, the Bank will be liable to the Fund for the ultimate delivery of such security and certain costs associated with delayed delivery. In the event the Bank does not return the security or an equivalent security, the Fund will have the right to, among other things, apply and set off an amount equal to one hundred percent (100%) of the then-current fair market value of such Hypothecated Securities against any amounts owed to the Bank under the Credit Facility.

4.           Taxes. The Fund intends to continue to qualify as a regulated investment company under the IRC, as it has in each year since the inception of its operations, so as to be relieved of U.S. federal income tax on net investment income and net capital gains distributed to shareholders.

Dividends paid by the Fund from its ordinary income and distributions of the Fund’s net realized short-term capital gains are taxable to shareholders as ordinary income, except to the extent that a reduced capital gains rate applies to certain qualified dividend income (“QDI”). Ordinary income dividends treated as QDI are taxed at the same rates as long-term capital gains. However, even though such QDI is taxed at the same rates as long-term capital gains, such QDI will not be considered long-term capital gains for other U.S. federal income tax purposes. For example, a shareholder generally will not be permitted to offset ordinary income dividends with capital losses. Short-term capital gain distributions will continue to be taxed at ordinary income rates. If the Fund has capital loss carryovers, distributions derived from capital gains in the Fund’s portfolio may constitute ordinary income, rather than capital gains, to shareholders.

Shareholders may be proportionately liable for taxes on income and gains of the Fund but shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them. The Fund will inform shareholders of the amount and nature of the income or gains. Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its charter, the Fund is required to designate dividends paid on its remarketed preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund’s qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the remarketed preferred stock, dividends payable on the common stock and the auction preferred stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund’s net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund. Under current law, the maximum tax rate on long-term capital gains is generally 35% for corporate shareholders and 15% for non-corporate shareholders. Without future congressional action, the maximum tax rate on long-term capital gains would return to 20% in 2011 for non-corporate shareholders, and the maximum tax rate on QDI would move to 39.6% in 2011 for non-corporate shareholders. Certain policymakers have recently suggested repealing these reduced rates for some taxpayers before they would have otherwise expired.

The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(e).

5.      Outstanding Securities

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by the Fund or for its Account	(4) Amount Outstanding at 6/15/2010 Exclusive of Amount Shown Under (3)

Common stock, $.001 par value	300,000,000	-0-	237,168,414
Preferred stock, $.001 par value Remarketed preferred stock Auction preferred stock	100,000,000 5,000 20,000	-0- -0- -0-	10,000 2,000 8,000

6.    Securities Ratings.

Not applicable.

Item 11.  Defaults and Arrears on Senior Securities

Not applicable.

Item 12.  Legal Proceedings

There are no pending legal proceedings to which the Fund, any subsidiary of the Fund, or the Adviser is a party.

Item 13.  Table of Contents of the Statement of Additional Information

Not applicable.

PART B: INFORMATION REQUIRED IN A

STATEMENT OF ADDITIONAL INFORMATION

Item 14.  Cover Page

Not applicable.

Item 15.  Table of Contents

Not applicable.

Item 16.  General Information and History

During the past five years, the Fund has not engaged in any business other than that of an investment company and has not been the subject of any bankruptcy, receivership or similar proceedings, or any other material reorganization, readjustment or succession.

Item 17.  Investment Objective and Policies

1.           See Item 8.2.

2.           See Item 8.2.

3.           See Item 8.2.

4.           The Fund’s portfolio turnover rate was 17.88% in 2009, 15.38% in 2008 and 22.34% in 2007. The Fund’s portfolio turnover rate has not varied significantly during the last two fiscal years.  Prior to 2005, the Fund’s portfolio turnover rate tended to be correlated with the level of the Fund’s dividend captures, which decreased beginning in 2005 relative to prior years. The portfolio turnover rate could increase again if the Fund were to increase its use of dividend captures; however, the Fund has no current plans to do so. See Item 8.3, “Risk Factors-Dividend Captures” and “Risk Factors-Portfolio Turnover Risk.”

Item 18. Management

1.           Set forth below are the names and certain biographical information about the directors and officers of the Fund. All of the directors are elected by the holders of the Fund’s common stock, except for Mr. Genetski and Ms. Lampton, who are elected by the holders of the Fund’s preferred stock. All of the current directors of the Fund, with the exception of Mr. Partain, are classified as independent directors because none of them are “interested persons” of the Fund, as defined in the 1940 Act. Mr. Partain is an “interested person” of the Fund, as defined in Section 2(a)(19) of the 1940 Act, by reason of his position as President and Chief Executive Officer of the Fund and President, Chief Investment Officer and employee of the Adviser. The term “Fund Complex” refers to the Fund and all other investment companies advised by affiliates of Virtus.

Independent Directors

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
Stewart E. Conner(3) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 68	Director	Director since April 2004. Term expires 2009.	Attorney, Wyatt Tarrant & Combs LLP since 1966 (Chairman, Executive Committee 2000–2004, Managing Partner 1988–2000)	3

Mr. Conner has been a lawyer specializing in corporate law, corporate finance, mergers and acquisitions, securities law and related areas for over 43 years. In addition to the leadership skills gained during his 16 years as managing partner and chairman of the executive committee of a large law firm (Wyatt, Tarrant & Combs LLP), his experience in working with public companies and boards of directors of public companies provide additional business insight.

Robert J. Genetski(2) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 67	Director	Director since April 2001. Term expires 2013.	President, Robert Genetski & Associates, Inc. (economic and financial consulting firm) since 1991; Senior Managing Director, Chicago Capital Inc. (financial services firm) 1995–2001; former Senior Vice President and Chief Economist, Harris Trust & Savings Bank	3	Director, Midwest Banc Holdings, Inc.

Dr. Genetski has a Ph.D. in economics from New York University and has taught at the University of Chicago Graduate School of Business and New York University. He is also the author of several books and a regular contributor to the Nikkei Financial Daily. He has spent his entire 36-year career in the financial services industry, including 17 years at Harris Trust & Savings Bank, where he served as Chief Economist. He currently also serves as a director of Midwest Banc Holdings, Inc. During his career, Dr. Genetski has overseen investment research and asset management operations, an experience that is relevant to the oversight of the Fund. In addition, his professional qualifications as an economist and his understanding of monetary policy equip him to offer further insights to the board.

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
Nancy Lampton(1) (4) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 67	Director and Vice Chairman of the Board	Director since October 1994. Term expires 2012.	Vice Chairman of the Board of the Fund since February 2006, Vice Chairman of the Board of DTF and DUC since May 2007; Chairman and Chief Executive Officer, Hardscuffle Inc. (insurance holding company) since January 2000; Chairman and Chief Executive Officer, American Life and Accident Insurance Company of Kentucky since 1971.	3	Director, Constellation Energy Group, Inc. (public utility holding company); Strategic Advisory Council Member, Lightbridge Corporation (designer of non- proliferative fuel for nuclear energy needs)

Ms. Lampton has been the Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky for over 38 years, giving her extensive management and business experience. For over 15 years, she has been a director of Constellation Energy Group, Inc. (“CEG”), an electric and natural gas utility holding company, giving her insight into the specific industries in which two of the three Funds invest. Ms. Lampton also has specialized knowledge of nuclear power issues that are relevant to the Fund, since she serves on the Nuclear Power Committee of the CEG Board and the Strategic Advisory Council of Lightbridge Corporation, a designer of non-proliferative fuel for nuclear energy needs.

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
Philip R. McLoughlin(2) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 63	Director	Director since May 2009. Term expires 2013.	Managing Director, Seacap Partners LLC (strategic advisory firm) since February 2009; Partner, CrossPond Partners, LLC (investment management consultant) 2006–2008; Consultant to Phoenix Investment Partners, Ltd. (“PXP”), 2002–2004; Chief Executive Officer of PXP, 1995–2002 (Chairman 1997–2002, Director 1995–2002); Executive Vice President and Chief Investment Officer, The Phoenix Companies, Inc. 2000–2002	49	Director, The World Trust Fund (closed-end fund);Director, Argo Group International Holdings, Ltd. (insurance holding company, formerly known as PXRE Group Ltd.) 1999–2009

Mr. McLoughlin has over 38 years of experience in the asset management industry. He is the former Chairman and Chief Executive Officer of PXP (a predecessor of Virtus) and a former Chief Investment Officer of The Phoenix Companies, Inc. During his tenure in those positions, PXP offered over 40 mutual funds, wrap programs, individually managed accounts, and institutional investment management services for endowments, insurance companies and multi-employer retirement funds. Mr. McLoughlin brings to the board an understanding of asset management and mutual fund operations and strategy.

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
Geraldine M. McNamara(4) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 59	Director	Director since May 2009. Term expires 2011.	Private investor since July 2006; Managing Director, U.S. Trust Company of New York 1982–July 2006	49

Ms. McNamara was an executive at U.S. Trust Company of New York for 24 years, where she rose to the position of Managing Director. Her responsibilities at U.S. Trust included the oversight of U.S. Trust’s personal banking business. In addition to her managerial and banking experience, Ms. McNamara’s decades of advising individuals on their personal financial management has given her an enhanced understanding of the goals and expectations that individual investors bring to the Fund—an important perspective for a member of an investment company Board.

Eileen A. Moran(1) (3) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 55	Director	Director since May 2008. Term expires 2012.	President and Chief Executive Officer, PSEG Resources L.L.C. (investment company) since 1990.	3

Ms. Moran has over 26 years of experience in investment management. As President and Chief Executive Officer of PSEG Resources, L.L.C., she oversees the management of a $7 billion portfolio of assets. PSEG Resources is an investment affiliate of a family of companies that provide transmission and distribution of electric energy and natural gas in the Northeast and Mid-Atlantic regions of the United States. Because PSEG Resources invests a significant portion of its assets in the electric and gas utility industry, Ms. Moran provides the board with insight into the specific industries in which the Fund invests.

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
Christian H. Poindexter(4) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 71	Director	Director since May 2003. Term expires 2011.	Retired Executive Committee Chairman, Constellation Energy Group, Inc. (public utility holding company) since March 2003 (Executive Committee Chairman, July 2002-March 2003; Chairman of the Board, April 1999-July 2002; Chief Executive Officer, April 1999-October 2001; President, April 1999-October 2000) Chairman, Baltimore Gas and Electric Company, January 1993-July 2002 (Chief Executive Officer January 1993-July 2000; President, March 1998- October 2000; Director, 1988-2003)	3	Director, The Baltimore Life Insurance Company

Mr. Poindexter is the retired Chairman and Chief Executive Officer of CEG. He held positions with CEG and its predecessor, Baltimore Gas and Electric Company, for 27 years, making him knowledgeable about the public utility industries in which the Fund invests. He also has specific experience relating to investment management, since he previously served as Chairman of the Investment Committee of the U.S. Naval Academy Foundation. Having served as the Chairman and CEO of a public company, Mr. Poindexter has extensive experience with corporate governance, financial and accounting matters, evaluating financial results and overseeing both the operations and the financial reporting process of a large corporation.

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
Carl F. Pollard(1) (2) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 71	Director	Director since April 2002. Term expires 2011.	Owner, Hermitage Farm L.L.C. (thoroughbred breeding) since January 1995; Chairman, Columbia Healthcare Corporation 1993-1994; Chairman and Chief Executive Officer, Galen Health Care, Inc, March-August 1993, President and Chief Operating Officer, Humana Inc. 1991-1993 (previously Senior Executive Vice President, Executive Vice President and Chief Financial Officer)	3	Chairman of the Board and Director, Churchill Downs Incorporated

Mr. Pollard was a senior executive for over 25 years with Humana, Inc. and the successor businesses to Humana’s hospital business. He began his career at Humana as Chief Financial Officer in 1969, rising to become President of the hospital division and ultimately President and Chief Operating Officer of Humana, Inc. In 1993 he became Chairman and Chief Executive Officer of Galen Health Care, Inc. (the spinoff of Humana’s hospital division) and when Galen Health Care merged later that year with Columbia Hospital Corporation, he became Chairman of the Board of the combined company, Columbia Healthcare Corporation. Mr. Pollard is also the Chairman of the Board of Churchill Downs Incorporated. Mr. Pollard’s positions have provided him with extensive experience with financial and accounting matters, evaluating financial results and overseeing both the operations and the financial reporting process of a large corporation.

Name, Address and Age	Positions Held with Fund	Term of Office And Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In Fund Complex Overseen By Director	Other Directorships Held by the Director
David J. Vitale(1) (3) c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 64	Director and Chairman of the Board	Director since April 2000. Term expires 2012.
Chairman of the Board of the Fund, DTF and DUC since May 2009; Private investor since December 2008; Senior Advisor to the CEO, Chicago Public Schools, April 2007–December 2008 (Chief Administrative Officer, April 2003–April 2007); Private investor November 2002–April 2003; President and Chief Executive Officer, Board of Trade of the City of Chicago, Inc. March 2001–November 2002; Private investor 1999–2001; Vice Chairman and Director, Bank One Corporation, 1998–1 999; Vice Chairman and Director, First Chicago NBD Corporation, and President, The First National Bank of Chicago, 1995–1998; Vice Chairman, First Chicago Corporation and The First National Bank of Chicago, 1993–1998 (Director, 1992–1998; Executive Vice President, 1986–1993)

				3
Director, UAL Corporation (airline holding company), Alion Science and Technology Corporation, ISO New England Inc. (not for profit independent system operator of New England’s electricity supply), Ariel Capital Management, LLC and Wheels, Inc. (automobile fleet management)

Mr. Vitale has had many years of service as an executive in both the private and public sector. He began his career at The First National Bank of Chicago, spending 31 years in the service of the bank and its parent companies, and rose to become Vice Chairman of the Board of Bank One Corporation, with overall responsibility for the bank’s commercial banking business in the United States and international markets. He has subsequently served as President and Chief Executive Officer of the Board of Trade of the City of Chicago, Inc. and Chief Administrative Officer of the Chicago Public Schools. In addition to being a director of UAL Corporation (the holding company whose primary subsidiary is United Airlines), Mr. Vitale holds two directorships that are directly relevant to the business of the Fund: he is a director and vice chairman of ISO New England Inc. (the not for profit independent system operator of New England’s electricity supply) and a director of Ariel Capital Management, LLC (a registered investment adviser). Mr. Vitale’s knowledge of financial matters, capital markets, investment management and the utilities industry make him well qualified to serve as Chairman of the board.

Interested Director
Nathan I. Partain, CFA c/o Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 53	President, Chief Executive Officer and Director	Director since May 2007. Term expires 2013.	President and Chief Executive Officer of the Fund since February 2001 (Chief Investment Officer since April 1998; Executive Vice President, April 1998– February 2001; Senior Vice President, January 1997–April 1998); President and Chief Executive Officer of DTF and DUC since 2004; President and Chief Investment Officer of the Adviser since April 2005 (Executive Vice President 1997– 2005); Director of Utility Research, Duff & Phelps Investment Research Co. 1989–1996 (Director of Equity Research, 1993– 1996 and Director of Fixed Income Research, 1993)	3	Director, Otter Tail Corporation (manages diversified operations in the electric, plastics, manufacturing, health services, food ingredient processing and other business operations sectors)

Among all of the Fund’s continuing directors, Mr. Partain has had the longest association with the Fund. He joined the Duff & Phelps organization in 1987 and has since served in positions of increasing responsibility, becoming successively Chief Investment Officer of the Fund, President and Chief Executive Officer of the Fund, President and Chief Executive Officer of DTF and DUC, and President of the Adviser. He also has public company board experience, having served for over 16 years as a director of Otter Tail Corporation (a holding company that manages diversified operations in the electric, plastics, manufacturing, health services, food ingredient processing and other business operations sectors). Mr. Partain’s role as the Chief Executive Officer of the Fund and the Adviser, combined with his additional board experience, make him a valued member of the board.

_________________________

(1)
Member of the executive committee of the board of directors, which has authority, with certain exceptions, to exercise the powers of the board between board meetings.  The executive committee did not meet during 2009.

(2)
Member of the audit committee of the board of directors, which makes recommendations regarding the selection of the Fund’s independent registered public accounting firm and meets with representatives of that accounting firm to determine the scope of and review the results of each audit. The audit committee met twice during 2009.

(3)
Member of the contracts committee of the board of directors, which makes recommendations regarding the Fund’s contractual arrangements for investment management and administrative services, including the terms and conditions of such contracts. The contracts committee met twice during 2009.

(4)
Member of the nominating and governance committee of the board of directors, which selects nominees for election as directors, recommends individuals to be appointed by the board as Fund officers and members of board committees and makes recommendations regarding other Fund governance and board administration matters. The nominating and governance committee met three times during 2009. In identifying potential director nominees, the nominating and governance committee considers candidates recommended by one or more of the following sources: the Fund’s current directors, the Fund’s officers, the Fund’s shareholders and any other source the committee deems appropriate. Shareholders wishing to recommend candidates to the nominating and governance committee should submit such recommendations to the Secretary of the Fund, who will forward the recommendations to the committee for consideration. In evaluating potential director nominees, including nominees recommended by shareholders, the nominating and governance committee considers such qualifications and skills as it deems relevant but does not have any specific minimum qualifications that must be met by a nominee.

Officers of the Fund

Information about Nathan I. Partain, the President and Chief Executive Officer of the Fund, is provided above under the caption “Interested Director.”  Information about the other officers of the Fund follows.

Name, Address and Age	Positions Held with Fund, Term of Office and Length of Time Served	Principal Occupations During Past 5 Years

T. Brooks Beittel, CFA Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 60	Secretary and Senior Vice President since January 1995 (Treasurer January 1995-September 2002)	Executive Vice President and Assistant Chief Investment Officer of the Adviser since 2008 (Senior Vice President 1993-2008, Vice President 1987-1993); Secretary of DTF and DUC since May 2005
Joseph C. Curry, Jr. Hilliard Lyons Investment Management 500 West Jefferson Street Louisville, KY 40202 Age: 65	Treasurer since September 2002; Senior Vice President since May 2006 (Vice President April 1988-May 2006)
Senior Vice President, J.J.B. Hilliard, W.L. Lyons, LLC since 1994 (Vice President 1982-1994); President, Hilliard-Lyons Government Fund, Inc. since 1986; Vice President and Assistant Treasurer, Senbanc Fund since 1999

Alan M. Meder, CFA, CPA Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 50	Assistant Treasurer and Assistant Secretary since May 2010	Senior Vice President of the Adviser since 1994; Treasurer of DTF and DUC since 2000; Principal Financial and Accounting Officer and Assistant Secretary of DTF and DUC since 2002
Joyce B. Riegel Duff & Phelps Investment Management Co. 200 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 55	Chief Compliance Officer since February 2004
Senior Vice President and Chief Compliance Officer of the Adviser since 2004 (Vice President and Chief Compliance Officer 2002–2004), Chief Compliance Officer of DTF and DUC since 2003. Vice President and Chief Compliance Officer, Stein Roe Investment Counsel LLC 2001–2002

Dianna P. Wengler Hilliard Lyons Investment Management 500 West Jefferson Street Louisville, KY 40202 Age: 49	Vice President since May 2006 (Assistant Vice President April 2004-May 2006); Assistant Secretary since April 1988.	Vice President, J.J.B. Hilliard, W.L. Lyons, LLC since 1990; Treasurer, Hilliard-Lyons Government Fund, Inc. since 1988 (Vice President since 1985)

2.	Included in Item 18.1.
3.	Not applicable.
4.	Not applicable.
5.
(a)           Board Leadership Structure.  The board of directors believes that the most appropriate leadership structure for the Fund is for the Chairman of the board to be an independent director, in order to provide strong, independent oversight of the Fund’s management and affairs, including the Fund’s risk management function. Accordingly, while the Chief Executive Officer of the Fund will generally be a member of the board, he or she will not normally be eligible to serve as Chairman of the board. The independent Chairman of the board presides at meetings of the shareholders, meetings of the board and meetings of independent directors. In addition, the independent Chairman of the board takes part in the meetings and deliberations of all committees of the board, facilitates communication among directors and communication between the board and Fund management and is available for consultation with Fund management between board meetings.

Risk Oversight.  The audit committee charter provides that the audit committee is responsible for discussing with management the guidelines and policies that govern the process by which management assesses and manages the Fund’s major financial risk exposures. The contracts committee charter provides that in assessing whether the Fund’s investment advisory agreement and administration agreement should be continued, the contracts committee is to give careful consideration to the risk oversight policies of the Adviser and the Administrator, respectively. In addition, the audit committee and the full board receive periodic reports on enterprise risk management from the chief risk officer of the Adviser.

(b) Included in Item 18.1.
6.	Included in Item 18.1.
7.
The following table provides certain information relating to the equity securities beneficially owned, as of December 31, 2009, by each continuing director (i) in the Fund and (ii) on an aggregate basis, in any registered investment companies overseen by the director within the same family of investment companies as the Fund.

Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to be Overseen by Director in Family of Investment Companies

Independent Directors
Stewart E. Conner	$50,001 - $100,000	$50,001 - $100,000
Robert J. Genetski	Over $100,000	Over $100,000
Nancy Lampton	Over $100,000	Over $100,000
Philip R. McLoughlin	$1 - $10,000	$10,001 - $50,000
Geraldine M. McNamara	$10,001 - $50,000	$50,001 - $100,000
Eileen A. Moran	$1 - $10,000	$10,001 - $50,000
Christian H. Poindexter	Over $100,000	Over $100,000
Carl F. Pollard	Over $100,000	Over $100,000
David J. Vitale	$10,001 - $50,000	$10,001 - $50,000
Interested Director
Nathan I. Partain	Over $100,000	Over $100,000

8.
As of December 31, 2009, none of the foregoing directors, or their immediate family members, owned any securities of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.

9.	Not applicable.
10.	Not applicable.
11.	Not applicable.
12.	Not applicable.
13.	The following table shows the compensation paid by the Fund during 2009 to the Fund’s continuing directors:

COMPENSATION TABLE (1)
Name of Director	Aggregate Compensation from the Fund	Total Compensation From Fund and Fund Complex Paid to Directors (2)
Independent Directors
Stewart E. Conner . . . . . . . . . . . . . . . . . . . . . . ..	$53,187	$69,126
Robert J. Genetski. . . . . . . . . . . . . . . . . . . . . . . .	47,174	63,126
Nancy Lampton. . . . . . . . . . . . . . . . . . . . . . . . .	51,835	96,000
Philip R. McLoughlin. . . . . . . . . . . . . . . . . . . . .	28,625	313,951
Geraldine M. McNamara. . . . . . . . . . . . . . . . . .	26,285	217,450
Eileen A. Moran. . . . . . . . . . . . . . . . . . . . . . . . .	49,681	88,500
Christian H. Poindexter. . . . . . . . . . . . . . . . . . .	49,328	86,500
Carl F. Pollard. . . . . . . . . . . . . . . . . . . . . . . . . . .	59,418	104,750
David J. Vitale. . . . . . . . . . . . . . . . . . . . . . . . . .	70,837	116,918
Interested Director
Nathan I. Partain. . . . . . . . . . . . . . . . . . . . . . . . .	0	0

__________________________

(1)
Because each director of the Fund also serves as a director of DTF and DUC, directors receive a single set of fees as remuneration for their service to all three funds, effective as of July 1, 2009: (i) each director not affiliated with the Adviser receives a retainer fee of $55,000 per year; (ii) the chairpersons of the audit committee, contracts committee and nominating and governance committee each receive an additional retainer fee of $8,000 per year; (iii) the Chairman of the board of directors receives an additional retainer fee of $50,000 per year; (iv) each director not affiliated with the Adviser who attends a board of directors meeting in person receives a fee of $3,000 for such attendance (for no more than four meetings per year); (v) each committee member who attends a committee meeting in person receives a fee of $3,000 for such attendance (for no more than two meetings per year); and (vi) each director who attends the Fund’s annual education program in person receives a fee of $2,000 for such attendance (for no more than one such program per year). Directors and officers affiliated with the Adviser receive no compensation from the Fund for their services as such. In addition to the amounts shown in the table above, all directors and officers who are not interested persons of the Fund, the Adviser or the Administrator (as defined below) are reimbursed for the expenses incurred by them in connection with their attendance at a meeting of the board of directors or a committee of the board of directors. The Fund does not have a pension or retirement plan applicable to its directors or officers.

(2)	Please refer to the table in Item 18.1 for the number of investment companies in the Fund Complex overseen by each director.
	14.	Not applicable.
15.
Codes of Ethics. Each of the Fund and the Adviser has adopted an Amended and Restated Code of Ethics (collectively, the “Codes”) under Rule 17j-1 of the 1940 Act. The Codes impose significant restrictions on the ability of personnel subject to the Codes to engage in personal securities transactions. Among other things, the Codes generally prohibit covered personnel from knowingly buying or selling securities (except for mutual funds, U.S. government securities and money market instruments) that are being purchased, sold or considered for purchase or sale by the Fund unless the proposed purchases are approved in advance by the Adviser’s compliance officer. The Codes also contain certain reporting requirements and compliance procedures. The Codes are exhibits to the registration statement of which this Statement of Additional Information is a part and are available at the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. The Codes may also be reviewed and copied at the Public Reference Room of the SEC in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1 202-551-8090. Copies of the Codes may also be obtained, after paying a duplicating fee, by electronic request at the following E mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E, Washington, D.C. 20549-0102. The SEC file number for documents filed by the Fund under the 1940 Act is 811-4915.

16.
Proxy Voting Policies and Procedures. The Fund has adopted proxy voting policies and procedures. The following is a summary description of those policies and procedures, the full text of which is available on the Fund’s website at http://www.dnpselectincome.com.

Subject to the right of the board of directors to give the Adviser written instructions as to the voting or non-voting of proxies on any matter presenting an actual or perceived conflict of interest as described below, the Fund has delegated the voting of proxies with respect to securities owned by it to the Adviser. The Adviser may delegate its proxy voting responsibilities to a proxy committee established from time to time by the Adviser and may engage one or more qualified, independent organizations to vote proxies on behalf of the Fund, subject in each case to compliance with these policies and procedures.

It is the intention of the Fund to exercise stock ownership rights in portfolio holdings in a manner that is reasonably anticipated to further the best economic interests of shareholders of the Fund. Accordingly, the Fund or its delegate(s) endeavors to analyze and vote all proxies that are considered likely to have financial implications, and, where appropriate, to participate in corporate governance, shareholder proposals, management communications and legal proceedings.

The Adviser will generally vote in favor of management recommendations on routine matters. The Adviser will analyze and vote on non-routine matters, including the adoption of anti-takeover measures, proxy contests for control, contested elections of directors, corporate governance matters and executive compensation matters, on a case-by-case basis, taking into account factors appropriate to each such matter. The Adviser will generally vote against shareholder proposals on social issues, except where the Adviser determines that a different position would be in the clear economic interests of the Fund and its shareholders. The Adviser may abstain from voting when it concludes that the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant.

In exercising its voting discretion, the Adviser will seek to avoid any actual or perceived conflicts of interest between the interests of Fund shareholders, on the one hand, and those of the Adviser or any affiliated person of the Fund or the Adviser, on the other hand. The Adviser will notify the board of directors of the Fund promptly after becoming aware that any actual or potential conflict of interest exists, indicating how the Adviser proposes to vote on the matter and its reasons for doing so. The board of directors may decide to (i) vote pursuant to the recommendation of the delegate, (ii) abstain from voting or (iii) rely on the recommendations of an established, independent third party with qualifications to vote proxies, such as Institutional Shareholder Services. The Adviser may not waive any conflict of interest or vote any conflicted proxies without the prior written approval of the board of directors or its duly authorized representative.

	17.	Included in Item 18.1.

Item 19. Control Persons and Principal Holders of Securities

1.	The Fund does not consider that any person “controls” the Fund within the meaning of this item. For information concerning the Fund’s officers and directors, see Item 18.
2.
To the Fund’s knowledge, as of June 15, 2010, the only persons (including any “group” as that term is used in Section 13(d)(3) of the 1934 Act) who beneficially own more than 5% of any class of the Fund’s voting securities (as determined in accordance with Rule 13d-3 under the 1934 Act) are the beneficial owners of the Fund’s preferred stock identified in the following table. The information in this table is based on information provided in Schedule 13G filings made with the Securities and Exchange Commission by each of the persons listed.

	Name of beneficial owner	Jurisdiction of Organization	Shares of preferred stock	Percentage of class
	UBS AG (1)	Switzerland	6,336	63.36%
	Bahnhofstrasse 45
	PO Box CH-
	Zurich, Switzerland
	Bank of America Corporation (2)	Delaware	3,130	31.30%
	100 North Tryon Street, Floor 25
	Bank of America Corporate Center
	Charlotte NC

___________________
(1)   Based on a Schedule 13G filed by UBS AG, for the benefit and on behalf of UBS Securities LLC and UBS Financial Services Inc. on February 8, 2010. These   entities reported shared voting and dispositive power.

(2)    Based on a Schedule 13G filed jointly by Bank of America Corporation, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Inc., on March 9, 2009. These entities reported shared voting and dispositive power. The allocation of share ownership among these joint filers is set forth in their Schedule 13G filing.

3.	As of December 31, 2009, the officers and directors of the Fund owned in the aggregate 270,544 shares of Common Stock, representing less than 1% of the Fund’s outstanding Common Stock.

Item 20. Investment Advisory and Other Services
1.
The Adviser is a wholly-owned subsidiary of VPI, and VPI is a wholly-owned subsidiary of Virtus. Virtus and its subsidiaries provide investment management products and services to individuals and institutions.

See Item 18 for the names and capacities of affiliated persons of the Fund who are also affiliated persons of the Adviser.

For a discussion of the method of calculating the advisory fee under the Advisory Agreement, see Item 9.1(b). The investment advisory fees paid by the Fund totaled $13,786,636 in 2009, $16,260,880 in 2008 and $18,035,407 in 2007.

2.	See Item 9.1(b) for a discussion of the Service Agreement.
3.	No fees, expenses or costs of the Fund were paid by persons other than the Adviser or the Fund.
4.	See Item 9.1(d) for a discussion of the Administration Agreement. The administration fees paid by the Fund totaled $3,507,327 in 2009, $4,002,176 in 2008 and $4,357,081 in 2007.
5.	Not applicable.
6.	See Item 9.1(e) for information about the Fund’s custodian.
7.
The Fund’s independent public accountant is Ernst & Young LLP, 233 South Wacker Drive, 16th Floor, Chicago, Illinois 60606. Ernst & Young LLP performs the audit of the Fund’s annual financial statements and provides other audit-related and tax services to the Fund as pre-approved by the Fund’s audit committee.

8.	Not applicable.
Item 21. Portfolio Managers
1.	Other Accounts Managed
There may be certain inherent conflicts of interest that arise in connection with the portfolio managers’ management of the Fund’s investments and the investments of any other accounts they manage. Such conflicts could include aggregation of orders for all accounts managed by a particular portfolio manager, the allocation of purchases across all such accounts, the allocation of IPOs and any soft dollar arrangements that the Adviser may have in place that could benefit the Fund and/or such other accounts. The Adviser has adopted policies and procedures designed to address any such conflicts of interest to ensure that all management time, resources and investment opportunities are allocated equitably. There have been no material compliance issues with respect to any of these policies and procedures during the Fund’s most recent fiscal year.

The following table provides information as of December 31, 2009 regarding the other accounts besides the Fund that are managed by the portfolio managers of the Fund identified in Item 9.1.c of the Fund’s prospectus. As noted in the table, portfolio managers of the Fund may also manage or be members of management teams for other mutual funds within the Phoenix fund complex or other similar accounts. As of December 31, 2009, the Fund’s portfolio managers did not manage any accounts with respect to which the advisory fee is based on the performance of the account, nor do they manage any hedge funds.

	Registered Investment Companies (1)		Other Pooled Investment Vehicles (2)		Other Accounts (3)
Name of Portfolio Manager	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)
Nathan I. Partain….	0	$-	0	-	0	-
T. Brooks Beittel…	2	$597.4	0	-	0	-
Geoffrey P. Dybas	5	$1,049.8	1	$36.6	11	$240.7
Deborah A. Jansen.	0	$-	0	-	0	-
Connie M. Luecke	1	$89.1	0	-	0	-
Daniel J. Petrisko ..	1	$508.3	0	-	8	$1,599.6
Randle L. Smith ….	1	$89.1	0	-	0	-

(1)
Registered Investment Companies include all open and closed-end mutual funds. For Registered Investment Companies, assets represent net assets of all open-end investment companies and gross assets of all closed-end investment companies.

(2)	Other Pooled Investment Vehicles include, but are not limited to, securities of issuers exempt from registration under Section 3(c) of the 1940 Act, such as private placements and hedge funds.
(3)	Other Accounts include, but are not limited to, individual managed accounts, separate accounts, institutional accounts, pension funds and collateralized bond obligations.
2.	Compensation

The following is a description of the compensation structure, as of December 31, 2009, of the Fund’s portfolio managers identified in Item 9.1.c of the Fund’s prospectus. The Fund’s portfolio managers receive a competitive base salary, an incentive bonus opportunity and a benefits package.

Base Salary. Each portfolio manager is paid a fixed base salary, which is designed to be competitive in light of the individual’s experience and responsibilities. In order to evaluate competitive market compensation when determining base salary for its investment management professionals, Virtus uses compensation survey results of investment industry compensation conducted by an independent third party.

Incentive Bonus. Annual incentive payments are based on targeted compensation levels, adjusted based on profitability, investment performance factors and a subjective assessment of each individual’s contribution to the team effort. The short-term incentive payment is generally paid in cash, but a portion may be made in Virtus RSUs. Individual payments are assessed using comparisons of actual investment performance with specific peer group or index measures. The performance component is based in part on achieving and/or exceeding income targets underlying the Fund’s ability to pay common stock dividends, and in part on performance relative to a composite of the S&P Utility Market Price Index and the Barclays Utility Bond Index reflecting the stock and bond ratio of the Fund. The performance component is further adjusted to reward investment personnel for managing within the stated framework and for not taking unnecessary risks. This ensures that investment personnel will remain focused on managing and acquiring securities that correspond to the Fund’s mandate and risk profile. It also avoids the temptation for portfolio managers to take on more risk and unnecessary exposure to chase performance for personal gain.

Incentive bonus compensation of the Fund’s portfolio managers is currently comprised of two main components: 70% of the incentive bonus is based on formulaic calculation of investment performance measures, including the Fund’s earnings per share and total return over a one-year period. The total return is compared to a composite of the Barclays Capital Utility Bond Index and the S&P Utility Market Price Index. Portfolio managers who manage more than one product may have other components in their formulaic calculation that are appropriate to the other products, weighted according to the proportion of the manager’s time that is allocated to each specific product. The remaining 30% of the incentive bonus is based on the overall Virtus EBITDA.

The portfolio managers’ incentive bonus compensation is not based on the value of assets held in the Fund’s portfolio, except to the extent that the level of assets in the Fund’s portfolio affects the advisory fee received by the Adviser, and thus indirectly the profitability of Virtus.

Other Benefits.  Portfolio managers are also eligible to participate in broad-based plans offered generally to employees of Virtus and its affiliates, including 401(k), health and other employee benefit plans.

3.	Ownership of Securities

The following table sets forth the dollar range of equity securities in the Fund beneficially owned, as of December 31, 2009, by each of the portfolio managers identified in Item 9.1.c of the Fund’s prospectus.

	Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund
	T. Brooks Beittel	$10,001-$50,000
	Geoffrey P. Dybas	None
	Deborah A. Jansen	None
	Connie M. Luecke	$10,001-$50,000
	Nathan I. Partain	Over $100,000
	Daniel J. Petrisko	None
	Randle L. Smith	$50,001-$100,000

Item 22. Brokerage Allocation and Other Practices
1.           The Adviser has discretion to select brokers and dealers to execute portfolio transactions initiated by the Adviser. The Fund paid brokerage commissions in the aggregate amount of $795,504, $615,229 and $764,965 during 2009, 2008 and 2007 respectively, not including the gross underwriting spread on securities purchased in underwritten public offerings.

2.           The Fund did not pay any brokerage commissions during 2009, 2008 or 2007 to any broker that (1) is an affiliated person of the Fund, (2) is an affiliated person of an affiliated person of the Fund or (3) has an affiliated person that is an affiliated person of the Fund or the Adviser.

3.           In selecting brokers or dealers to execute portfolio transactions and in evaluating the best net price and execution available, the Adviser is authorized to consider “brokerage and research services” (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) that assist the Adviser in fulfilling its investment management responsibilities. The Adviser is also authorized to cause the Fund to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Adviser must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion. It is possible that certain of the services received by the Adviser attributable to a particular transaction will benefit one or more other accounts as to which investment discretion is exercised by the Adviser. The Adviser does not direct the Fund’s brokerage transactions to brokers for third party research services that the Adviser could purchase directly from a vendor. The Adviser does direct the Fund’s brokerage transactions to brokers for proprietary research regarding the economy, industries, sectors of securities, individual companies, statistical information, taxation, political developments, legal developments and market action. Such research services are received primarily in the form of written reports, telephone contacts and personal meetings with securities analysts.

4.            During the last fiscal year, pursuant to agreements or understandings with brokers or otherwise through an internal allocation procedure, the Adviser directed certain of the Fund’s brokerage transactions to certain brokers because of the research services provided by those brokers as described above. The aggregate principal amount of the transactions involved was $225,904,777 and the aggregate amount of the related commissions was $452,071.

5. The Fund has not acquired during its most recent fiscal year securities of its regular brokers or dealers as defined in Rule 10b-1 under the 1940 Act, or their parents.
Item 23.  Tax Status

The Fund intends to continue to qualify as a regulated investment company under the IRC, as it has in each year since the inception of its operations, so as to be relieved of U.S. federal income tax on net investment income and net capital gains distributed to shareholders.

Dividends paid by the Fund from its ordinary income and distributions of the Fund’s net realized short-term capital gains are taxable to shareholders as ordinary income, except to the extent that a reduced capital gains rate applies to QDI. Ordinary income dividends treated as QDI are taxed at the same rates as long-term capital gains. However, even though such QDI is taxed at the same rates as long-term capital gains, such QDI will not be considered long-term capital gains for other U.S. federal income tax purposes. For example, a shareholder generally will not be permitted to offset ordinary income dividends with capital losses. Short-term capital gain distributions will continue to be taxed at ordinary income rates. In addition, if the Fund has capital loss carryovers, distributions derived from long-term capital gains in the Fund’s portfolio may constitute ordinary income, rather than capital gains, to shareholders.

Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its charter, the Fund is required to designate dividends paid on its remarketed preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund’s qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the remarketed preferred stock, dividends payable on the common stock and the auction preferred stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund’s net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund. Under current law, the maximum tax rate on long-term capital gains is generally 35% for corporate shareholders and 15% for non-corporate shareholders. Without future congressional action, the maximum tax rate on long-term capital gains would return to 20% in 2011 for non-corporate shareholders, and the maximum tax rate on QDI would move to 39.6% in 2011 for non-corporate shareholders. Certain policymakers have recently suggested repealing these reduced rates for some taxpayers before they would have otherwise expired.

The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(e).

As of December 31, 2009, the Fund had tax capital loss carryforwards of $100,820,187 which will expire in 2017.

Item 24.  Financial Statements

The financial statements listed below are incorporated herein by reference from the Fund’s Annual Report to Shareholders for the year ended December 31, 2009 as filed on Form N-CSR with the Securities and Exchange Commission on March 5, 2010 (no. 811-4915). All other portions of the Annual Report to Shareholders are not incorporated herein by reference and are not part of the Registration Statement. A copy of the Annual Report to Shareholders may be obtained without charge by writing to the Fund at its address at 200 S. Wacker Drive, Chicago, Illinois 60606 or by calling the Administrator toll free at 888 878-7845.

-       Report of independent registered public accounting firm

-       Schedule of Investments at December 31, 2009

-       Statement Of Assets And Liabilities at December 31, 2009

-       Statement of Operations for the year ended December 31, 2009

-       Statement of Changes in Net Assets for the years ended December 31, 2009 and 2008

-       Statement of Cash Flows for the year ended December 31, 2009

-       Financial Highlights - Selected Per Share Data and Ratios

-       Notes to Financial Statements

PART C:  OTHER INFORMATION

Item 25.  Financial Statements and Exhibits

1.           Financial Statements

In Part A:

None

In Part B:

Report of independent registered public accounting firm

Schedule of Investments at December 31, 2009

Statement Of Assets And Liabilities at December 31, 2009

Statement of Operations for the year ended December 31, 2009

Statement of Changes in Net Assets for the years ended December 31, 2009 and 2008

Statement of Cash Flows for the year ended December 31, 2009

Financial Highlights - Selected Per Share Data and Ratios

Notes to Financial Statements

2.           Exhibits

a.1
Articles of Amendment and Restatement filed May 11, 2006 (Incorporated by reference from post-effective amendment no. 52 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)

a.2
Articles Supplementary filed June 2, 2006 (Incorporated by reference from post-effective amendment no. 52 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)

a.3
Form of Articles Supplementary Creating Series T and Series TH of Auction Preferred Stock filed July 14, 2006 (Incorporated by reference from post-effective amendment no. 53 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)

a.4
Certificate of Correction to Articles of Amendment and Restatement filed August 4, 2006 (Incorporated by reference from post-effective amendment no. 54 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)

a.5
Certificate of Correction to Articles Supplementary filed August 4, 2006 (Incorporated by reference from post-effective amendment no. 54 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)

a.6	Articles of Amendment filed June 8, 2010
b.	Bylaws (Incorporated by reference from post-effective amendment no. 52 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)
c.	None
d.1	Specimen common stock certificate (Incorporated by reference from Registrant’s registration statement on Form N-2, no. 33-10421)
d.2	Form of certificate of Remarketed Preferred Stock, Series D (Incorporated by reference from pre-effective amendment no. 1 to Registrant’s registration statement on Form N-2, no. 33-24102)
d.3	Form of certificate of Remarketed Preferred Stock, Series E (Incorporated by reference from pre-effective amendment no. 1 to Registrant’s registration statement on Form N-2, no. 33-24099)
d.4	Form of certificate of Auction Preferred Stock, Series F (Incorporated by reference from pre-effective amendment no. 1 to Registrant’s registration statement on Form N-2, no. 333-130598)
d.5	Form of certificate of Auction Preferred Stock, Series TH (Incorporated by reference from pre-effective amendment no. 1 to Registrant’s registration statement on Form N-2, no. 333-133715)
e.
Document setting forth the terms of Registrant’s dividend reinvestment plan (Incorporated by reference from post-effective amendment no. 46 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

f.	None
g.1	Amended and Restated Investment Advisory Agreement
g.2	Service Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)
g.3	Amended and Restated Administration Agreement
h.	Not applicable
i.	Not applicable
j.1	Custody Agreement (Incorporated by reference from post-effective amendment no. 45 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)
j.2
Foreign Custody Manager Agreement (Incorporated by reference from post-effective amendment no. 45 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.1	Fund Accounting Agreement (Incorporated by reference from post-effective amendment no. 45 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)
k.2	Form of Remarketing Agreement (Incorporated by reference from exhibit k.3 to pre-effective amendment no. 3 to Registrant’s registration statement on Form N-2, no. 33-22933)
k.3	Form of Paying Agent Agreement (Incorporated by reference from exhibit k.4 to pre-effective amendment no. 3 to Registrant’s registration statement on Form N-2, no. 33-22933)
k.4
Form of Amended and Restated Auction Agency Agreement (Incorporated by reference from post-effective amendment no. 53 to Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-04915)

k.5	Form of Moody’s Preferred Stock Guidelines (Incorporated by reference from Exhibit k.11 to pre-effective amendment no. 1 to Registrant’s registration statement on Form N-2, no. 333-130598)
k.6	Form of Standard & Poor’s Preferred Stock Guidelines (Incorporated by reference from Exhibit k.12 to pre-effective amendment no. 1 to Registrant’s registration statement on Form N-2, no. 333-130598)
l.	Not applicable
m.	Not applicable
n.	Not applicable
o.	Not applicable
p.	Subscription Agreement for initial capital (Incorporated by reference from Registrant’s registration statement on Form N-2, no. 33-10421)
q.	Not applicable
r.1
Amended and Restated Code of Ethics of Registrant (Incorporated by reference from post-effective amendment no. 58 to Registrants registration statement under the Investment Company Act of 1940 on Form N-2, no 811-04915)

r.2
Amended and Restated Code of Ethics of Duff & Phelps Investment Management Co. (investment adviser to Registrant) (Incorporated by reference from post-effective amendment no. 58 to Registrants registration statement under the Investment Company Act of 1940 on Form N-2, no 811-04915)

Item 26.  Marketing Arrangements

Not applicable.

Item 27.  Other Expenses of Issuance and Distribution

Not applicable.

Item 28.  Persons Controlled by or Under Common Control

The Fund does not consider that it is controlled, directly or indirectly, by any person. The information in Item 20 is incorporated herein by reference.

Item 29.  Number of Holders of Securities

Title of Class	Number of Record Holders May 31, 2010
Common Stock, $.001 par value	18,759
Preferred Stock, $.001 par value	1

Item 30.  Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Registrant’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless it is established that:

●	the act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,
●
the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter obligates it, to the maximum extent permitted by Maryland law but subject to the exclusion required by Section 17(h) of the 1940 Act, to indemnify (a) any present or former director or officer or (b) any director or officer who, at the Registrant’s request, serves another enterprise as a director or officer. The Bylaws of the Registrant obligate it to provide advance of expenses to the fullest extent permitted by Maryland law, except as limited by the 1940 Act. Additionally, the Registrant’s Bylaws permit it to indemnify any other employees or agents of the Registrant to the extent authorized by the Registrant’s Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “1933 Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The Registrant, its directors and officers, the Adviser and persons affiliated with them are insured under policies of insurance maintained by the Registrant and the Adviser, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers. The policies expressly exclude coverage for any director or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Item 31.  Business and Other Connections of Investment Adviser

Neither the Adviser, nor any of its directors or executive officers, has at any time during the past two years been engaged in any other business, profession, vocation or employment of a substantial nature either for its or his own account or in the capacity of director, officer, employee, partner or trustee, except as indicated in this Registration Statement.

Item 32.  Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31 (a) of the 1940 Act and the Rules promulgated thereunder are maintained at the offices of the Fund (200 S. Wacker Drive, Suite 500, Chicago, Illinois 60606), the Adviser, the Administrator, the Fund’s custodian and transfer agents and the Fund’s legal counsel, Mayer Brown LLP (71 South Wacker Drive, Chicago, Illinois 60606). See Items 9.1(b), 9.1(d) and 9.1(e) for the addresses of the Adviser, the Administrator and the Fund’s custodian, transfer agent and auction agent.

Item 33.  Management Services

Not applicable.

Item 34.  Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois, on the 21st day of June, 2010.

DNP SELECT INCOME FUND INC.

By: /s/ Nathan I. Partain Nathan I. Partain President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Sequential Page No.
a.6	Articles of Amendment filed June 8, 2010
g.1	Amended and Restated Investment Advisory Agreements
g.3	Amended and Restated Administration Agreement